UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Monster Beverage Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

MONSTER BEVERAGE CORPORATION

1 Monster Way

Corona, California 92879

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2026

March 27, 2026

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Monster Beverage Corporation (the “Company”) to be held on Thursday, May 14, 2026 at 8:30 a.m. Pacific Time (the “Annual Meeting”). Similar to last year, we will conduct our Annual Meeting exclusively as a virtual meeting via live webcast. You will not be able to attend the Annual Meeting in person. We believe that a virtual meeting will provide meaningful stockholder access and participation. During the virtual meeting, you may ask questions and will be able to vote your shares electronically. Stockholders can access the Annual Meeting by visiting: www.virtualshareholdermeeting.com/MNST2026. This proxy is solicited on behalf of the Board of Directors of the Company.

In addition to the specific matters to be voted on at the Annual Meeting that are listed in the accompanying notice, there will be an opportunity for stockholders of the Company to ask questions.

I hope that you will be able to join us. Your vote is important to us and to our business. I encourage you to vote by telephone, over the internet, or if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card so that your shares will be represented and voted at the Annual Meeting, whether or not you plan to attend. If you attend the Annual Meeting via live webcast, you will, of course, have the right to revoke the proxy and vote your shares electronically.

The proxy materials, including this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2025, are being distributed and made available on or about March 27, 2026.

Sincerely,

/s/ Rodney C. Sacks
Rodney C. Sacks
Chairman of the Board of Directors

MONSTER BEVERAGE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2026

TO THE STOCKHOLDERS OF THE COMPANY:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Monster Beverage Corporation (“Monster” or the “Company”) will be held on Thursday, May 14, 2026 at 8:30 a.m. Pacific Time (the “Annual Meeting”). This year’s Annual Meeting will be exclusively conducted as a virtual meeting via live webcast. You will be able to attend the Annual Meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/MNST2026. You will not be able to attend the Annual Meeting in person. Additional information regarding attending the Annual Meeting, voting your shares and submitting questions can be found in the Proxy Statement for the Annual Meeting of Stockholders (the “Proxy Statement”). The Annual Meeting is being held for the following purposes:

1.	To elect ten directors to serve until the 2027 annual meeting of stockholders of the Company;

2.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026;

3.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of the Company of record at the close of business on March 23, 2026 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

All stockholders of the Company are cordially invited to attend the Annual Meeting via live webcast at www.virtualshareholdermeeting.com/MNST2026 and use their 16-digit control number provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. We encourage stockholders to log in to this website and access the webcast before the Annual Meeting’s start time. Please note that there is no in-person annual meeting for you to attend. However, to ensure your representation at the Annual Meeting, you are urged to vote by telephone, over the internet, or if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card prior to the Annual Meeting. We encourage you to send your proxies in as early as possible. You may revoke your voted proxy at any time prior to the Annual Meeting or by voting again electronically during the virtual meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting electronically via live webcast, specifically request in writing that your prior proxy be revoked or are a beneficial holder who requests a legal proxy.

If you encounter any technical difficulties with the virtual meeting platform on the day of the Annual Meeting, please call the technical support number on the virtual meeting login page.

Sincerely,

/s/ Paul J. Dechary
Paul J. Dechary
Secretary, Executive Vice President & General Counsel

Corona, California

March 27, 2026

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. IN ADDITION TO VOTING ELECTRONICALLY VIA LIVE WEBCAST, STOCKHOLDERS OF RECORD MAY VOTE VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS. IF YOU REQUESTED TO RECEIVE A PROXY CARD OR VOTING INSTRUCTION CARD BY MAIL, YOU MAY ALSO VOTE BY MARKING, SIGNING, DATING AND MAILING THE PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED. PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER OR OTHER INTERMEDIARY AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A LEGAL PROXY FORM AND VOTE YOUR SHARES IN THE MANNER PRESCRIBED BY THAT RECORD HOLDER.

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to be Held on May 14, 2026.

The Company’s Proxy Statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2025 are available at https://materials.proxyvote.com/61174X.

MONSTER BEVERAGE CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Monster Beverage Corporation (“Monster” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Thursday, May 14, 2026 at 8:30 a.m. Pacific Time, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders of the Company. The Annual Meeting will be exclusively conducted as a virtual meeting via live webcast. You will be able to attend the Annual Meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/MNST2026. To enter the Annual Meeting, you will need the 16-digit control number that is printed on your proxy card. We encourage stockholders to log in to this website and access the webcast before the Annual Meeting’s start time. You will not be able to attend the Annual Meeting in person. In this proxy, unless the context requires otherwise, references to “we,” “our” or “us” refer to Monster.

The proxy materials, including this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2025, are being distributed and made available on or about March 27, 2026. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the Annual Meeting. Please read it carefully.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide our stockholders access to our proxy materials over the internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about March 27, 2026 to our stockholders who owned the Company’s common stock, par value $0.005 per share (“Common Stock”), at the close of business on March 23, 2026. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice.

Householding

If you are a beneficial owner, your bank or broker may deliver a single proxy statement, along with individual proxy cards, or individual Notices to any household at which two or more stockholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding mailings by contacting Broadridge Financial Solutions, Inc. at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Alternatively, if you wish to receive a separate set of proxy materials for this year’s Annual Meeting, we will deliver them promptly upon request to Monster Beverage Corporation, 1 Monster Way, Corona, CA 92879, or by calling (951) 739-6200 or (800) 426-7367.

Record Date, Outstanding Voting Securities

Holders of record of Common Stock at the close of business on March 23, 2026 are entitled to notice of, and to vote at, the Annual Meeting. Each share entitles its holder to one vote. As of the record date, 977,906,022 shares of our Common Stock were issued and outstanding. There are no other outstanding voting securities of the Company.

Quorum

The presence, via live webcast or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the Annual Meeting if they (i) are present via live webcast at the Annual Meeting or (ii) have properly submitted their vote by telephone, over the internet or by returning their proxy card. Abstentions and withheld votes will be counted for determining whether a quorum is present for the Annual Meeting.

Required Vote

In accordance with the Fourth Amended and Restated By-laws of the Company, as amended through November 6, 2024 (the “By-laws”):

●	Directors are elected by the affirmative vote of a majority of the votes cast electronically via live webcast or by proxy by the holders of shares of Common Stock entitled to vote in the election at the Annual Meeting (meaning the number of shares voted “for” a director must exceed the number of shares voted “against” that director); provided, however, that, in the case of a contested election (as defined in the By-laws), directors must be elected by a plurality of votes cast;
●	The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm shall be by the affirmative vote of the majority of the votes cast on the proposal electronically via live webcast or by proxy at the Annual Meeting (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal); and
●	The approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers shall be by the affirmative vote of the majority of the votes cast on the proposal electronically via live webcast or by proxy at the Annual Meeting (the “Say-on-Pay Proposal”);

in each case, provided a quorum is present.

With respect to the election of directors, each director nominee must receive a vote “for” their election from a majority of the votes cast in order to be elected as a director. If an incumbent director is not elected by a majority of votes cast in an uncontested election, the director shall promptly tender his or her resignation to the Board, and the Board shall respond in accordance with the director resignation procedures further detailed in the Company’s Corporate Governance Guidelines, a copy of which is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

For all other proposals, the affirmative vote of a majority of the votes cast is required to approve each proposal.

Abstentions and broker non-votes are not treated as cast either “for” or “against” a matter and therefore will not affect the outcome of the vote.

Non-Discretionary Proposals

If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other intermediary will determine if it has the discretionary authority to vote on the particular matter. Brokers and other intermediaries may not vote uninstructed shares in (i) the election of directors and (ii) the approval of the Say-on-Pay Proposal. If your shares are held by a broker or other intermediary and you do not instruct your broker or other intermediary how to vote for each of these proposals, no votes will be cast on your behalf. Therefore, it is important that you cast your vote if you want it to count for each of these proposals.

Discretionary Proposals

Brokers that do not receive instructions are entitled to vote on the ratification of the independent registered public accounting firm.

Brokers and other intermediaries may vote uninstructed shares in the ratification of the Company’s independent registered public accounting firm, which is considered a routine matter. Accordingly, we do not expect to receive any broker non-votes with respect to such proposal.

No stockholder shall be entitled to cumulative voting. Broadridge Financial Solutions, Inc. will receive and tabulate the proxies.

Board of Directors’ Recommendations

The Board of Directors of the Company (the “Board of Directors” or the “Board”) recommends a vote:

●	“FOR” each of the nominees to the Board (Proposal One);

●	“FOR” the ratification of Ernst & Young LLP as our independent registered public accountants for fiscal year 2026 (Proposal Two); and

●	“FOR” the Say-on-Pay Proposal (Proposal Three).

How to Vote

If on March 23, 2026 your shares are registered directly in your name with the Company’s registrar and transfer agent, Equiniti Trust Company, LLC, you are considered a stockholder of record with respect to those shares and the Notice was sent to you directly by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote electronically via live webcast at the Annual Meeting.

If you are a stockholder of record and you sign and submit a proxy card, but you do not provide voting instructions on the card, your shares will be voted “FOR” proposals 1, 2, and 3.

If on March 23, 2026 your shares are held in a brokerage account, bank, broker-dealer, trust or similar organization, you are considered the “beneficial owner” of those shares held in street name and the Notice was forwarded to you by that organization. The organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and/or obtain a valid proxy from the organization that holds your shares giving you the right to vote your shares at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other intermediary how to vote your shares and you are also invited to attend the Annual Meeting via live webcast.

Your vote is very important to us, and we hope that you will attend the Annual Meeting via live webcast. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card, voting instruction form (from your broker or other intermediary) or the instructions that you received through electronic mail. There are three convenient ways of submitting your vote:

●	By Telephone or Internet - All stockholders of record can vote by touchtone telephone from the United States using the toll-free telephone number on the proxy card, or over the internet using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or internet if their broker or other intermediary makes those methods available, in which case the broker or other intermediary will enclose the instructions with the proxy materials. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

●	Via Live Webcast - All stockholders of record may vote electronically via live webcast at the virtual Annual Meeting at www.virtualshareholdermeeting.com/MNST2026 and using their 16-digit control number provided in their proxy card. Beneficial owners may vote electronically via live webcast at the Annual Meeting if their broker or other intermediary has furnished a legal proxy. If you are a beneficial owner and would like to vote your shares by proxy, you will need to ask your broker or other intermediary to furnish you with a legal proxy. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked, unless you vote again at the Annual Meeting electronically via live webcast, specifically request in writing that your prior proxy be revoked, or are a beneficial holder who requests a legal proxy.

●	By Written Proxy - All stockholders of record can vote by written proxy card, if they have requested to receive printed proxy materials. If you are a beneficial holder and you requested to receive printed proxy materials, you will receive a written proxy card and a voting instruction form from your broker or other intermediary.

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the Annual Meeting by: (i) delivering a written notice of revocation to the Office of the Secretary at the Company’s principal executive offices; (ii) voting again over the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted) or, if you requested and received written proxy materials, by signing and returning a new proxy card with a later date; or (iii) by attending the Annual Meeting via live webcast and voting electronically.

If you are a beneficial owner, you may revoke your proxy and change your vote at any time before the Annual Meeting by: (i) submitting new voting instructions to your broker or other intermediary; or (ii) if you have obtained a legal proxy from your broker or other intermediary, by attending the Annual Meeting via live webcast and voting electronically.

However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting electronically via live webcast, specifically request in writing that your prior proxy be revoked or are a beneficial holder who requests a legal proxy.

Solicitation

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition to solicitation by use of the mail or via the internet, proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or letter. In addition, the Company has engaged D.F. King & Co., Inc. to act as its proxy solicitor and has agreed to pay approximately $13,500 plus reasonable expenses for such services.

Questions

In order to submit a question at the Annual Meeting, you will need your 16-digit control number provided in the Notice or on your proxy card and visit www.virtualshareholdermeeting.com/MNST2026. You may log in 15 minutes before the start of the Annual Meeting and submit questions online, and you will be able to submit questions during the Annual Meeting as well. We encourage you to submit any question that is relevant to the business of the meeting. Relevant questions will be read and addressed during the meeting, subject to time limitations. The questions and answers from the Annual Meeting will be available at www.monsterbevcorp.com in the “Events & Presentations” section as soon as practicable following the Annual Meeting and archived for approximately one year.

Technical Support

If you encounter any technical difficulties with the virtual meeting platform on the Annual Meeting day, please call the technical support line number that will be posted on the virtual meeting login page.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of the most recent practical date, March 17, 2026 (unless otherwise noted below), the beneficial ownership of the Company’s Common Stock of (a) those persons known to the Company to be the beneficial owners of more than 5% of the Company’s Common Stock; (b) each of the Company’s directors and nominees for director; (c) the Company’s named executive officers; and (d) all of the Company’s current directors and executive officers as a group. In computing the number and percentage of shares beneficially owned by each person, we include any shares of Common Stock that could be acquired within 60 days of March 17, 2026 by the exercise of options or the vesting of restricted stock units. Such shares, however, are not counted in computing the percentage ownership of any other person.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class
The Coca-Cola Company[1]	204,243,204	20.9%
The Vanguard Group[2]	63,682,206	6.5%
BlackRock, Inc.[3]	50,718,228	5.2%
Brandon Limited Partnership No. 1[4]	11,291,136	1.2%
Brandon Limited Partnership No. 2[5]	58,773,888	6.0%
RCS1, LLC	100,000	**%
Ana Demel[6]	-	**%
James L. Dinkins[7]	16,826	**%
William W. Douglas III[8]	12,748	**%
Mark J. Hall[9]	353,246	**%
Tiffany M. Hall[10]	-	**%
Jeanne P. Jackson[11]	-	**%
Steven G. Pizula[12]	-	**%
Rodney C. Sacks[13]	73,445,410	7.5%
Hilton H. Schlosberg[14]	75,575,906	7.7%
Mark S. Vidergauz[15]	53,939	**%
Guy P. Carling[16]	83,781	**%
Rob L. Gehring[17]	10,137	**%
Thomas J. Kelly[18]	83,087	**%
Emelie C. Tirre[19]	172,711	**%

Officers and Directors as a group (14 members: 79,753,759 shares or 8.1% in aggregate).

* Except as noted otherwise, the address for each of the named stockholders is 1 Monster Way, Corona, California 92879.

** Less than 1%.

1 Based on Schedule 13D/A filed January 28, 2025 by The Coca-Cola Company and European Refreshments, based on common shares held on October 31, 2024 for which they have shared beneficial ownership. The mailing address of The Coca-Cola Company is One Coca-Cola Plaza, Atlanta, GA 30313. The mailing address of European Refreshments is Southgate, Dublin Road, Drogheda, County Meath, Ireland.

2 Based on Schedule 13G/A filed February 13, 2024 by The Vanguard Group, based on common shares held on December 29, 2023. The mailing address of this reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

3 Based on Schedule 13G/A filed November 8, 2024 by BlackRock, Inc., based on common shares held on September 30, 2024. The mailing address of this reporting person is 50 Hudson Yards, New York, NY 10001.

4 The mailing address of Brandon Limited Partnership No. 1 (“Brandon No. 1”) is 10th Floor, 430 Park Avenue, New York, NY 10022. The general partners of Brandon No. 1 are Rodney C. Sacks and Hilton H. Schlosberg.

5 The mailing address of Brandon Limited Partnership No. 2 (“Brandon No. 2”) is 10th Floor, 430 Park Avenue, New York, NY 10022. The general partners of Brandon No. 2 are Rodney C. Sacks and Hilton H. Schlosberg.

6 Does not include 19,556 deferred stock units, which are settled (other than fractional units) in stock and include 2,748 restricted stock units, which will vest on the last business day prior to the Annual Meeting, provided that Ms. Demel continues as a director of the Company through such date, and will be voluntarily deferred by Ms. Demel. If the Company’s stockholders re-elect her as a director of the Company, Ms. Demel will also receive restricted stock units on the date of the Annual Meeting; however, the exact number of restricted stock units will not be determined until such date as such number will be determined based on the closing price of the Company’s common stock on May 14, 2026, pursuant to the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors as Amended and Restated on February 23, 2022.

7 Includes 2,748 restricted stock units, vesting on the last business day prior to the Annual Meeting, provided that Mr. Dinkins continues as a director of the Company through such date. If the Company’s stockholders re-elect him as a director of the Company, Mr. Dinkins will also receive restricted stock units on the date of the Annual Meeting; however, the exact number of restricted stock units will not be determined until such date as such number will be determined based on the closing price of the Company’s common stock on May 14, 2026, pursuant to the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors as Amended and Restated on February 23, 2022.

8 Includes 2,748 restricted stock units, vesting on the last business day prior to the Annual Meeting, provided that Mr. Douglas continues as a director of the Company through such date. If the Company’s stockholders re-elect him as a director of the Company, Mr. Douglas will also receive restricted stock units on the date of the Annual Meeting; however, the exact number of restricted stock units will not be determined until such date as such number will be determined based on the closing price of the Company’s common stock on May 14, 2026, pursuant to the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors as Amended and Restated on February 23, 2022.

9 Includes 299,246 shares beneficially held by the MJCF Hall Family Trust as Mr. Hall and his spouse are trustees and beneficiaries of the MJCF Hall Family Trust; options presently exercisable to purchase 12,000 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Mr. Hall; options presently exercisable to purchase 15,000 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Mr. Hall; options presently exercisable to purchase 12,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Hall and options presently exercisable to purchase 15,000 common shares, exercisable at $60.30 per share, granted pursuant to a stock option agreement dated March 14, 2024 between the Company and Mr. Hall.

10 Does not include 16,461 deferred stock units, which are settled (other than fractional units) in stock and include 2,748 restricted stock units, which will vest on the last business day prior to the Annual Meeting, provided that Ms. Hall continues as a director of the Company through such date, and will be voluntarily deferred by Ms. Hall. If the Company’s stockholders re-elect her as a director of the Company, Ms. Hall will also receive restricted stock units on the date of the Annual Meeting; however, the exact number of restricted stock units will not be determined until such date as such number will be determined based on the closing price of the Company’s common stock on May 14, 2026, pursuant to the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors as Amended and Restated on February 23, 2022.

11 Does not include 37,664 deferred stock units, which are settled (other than fractional units) in stock and include 2,748 restricted stock units, which will vest on the last business day prior to the Annual Meeting, provided that Ms. Jackson continues as a director of the Company through such date, and will be voluntarily deferred by Ms. Jackson. If the Company’s stockholders re-elect her as a director of the Company, Ms. Jackson will also receive restricted stock units on the date of the Annual Meeting; however, the exact number of restricted stock units will not be determined until such date as such number will be determined based on the closing price of the Company’s common stock on May 14, 2026, pursuant to the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors as Amended and Restated on February 23, 2022.

12 Does not include 26,548 deferred stock units, which are settled (other than fractional units) in stock and include 2,748 restricted stock units, which will vest on the last business day prior to the Annual Meeting, provided that Mr. Pizula continues as a director of the Company through such date, and will be voluntarily deferred by Mr. Pizula. If the Company’s stockholders re-elect him as a director of the Company, Mr. Pizula will also receive restricted stock units on the date of the Annual Meeting; however, the exact number of restricted stock units will not be determined until such date as such number will be determined based on the closing price of the Company’s common stock on May 14, 2026, pursuant to the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors as Amended and Restated on February 23, 2022.

13 Includes 897,899 common shares owned by Mr. Sacks; 100,000 shares beneficially held by RCS1, LLC as Mr. Sacks is the managing member of the limited liability company through his personal trust; 11,291,136 shares beneficially held by Brandon No. 1 because Mr. Sacks is one of Brandon No. 1’s general partners; 58,773,888 shares beneficially held by Brandon No. 2 because Mr. Sacks is one of Brandon No. 2’s general partners and 13,519 common shares owned by a private charitable foundation of which Mr. Sacks is a director. Also includes options presently exercisable to purchase 528,000 common shares, exercisable at $29.37 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Sacks (of which options to purchase 172,596 common shares are currently held by

Hilrod Holdings XXIII, L.P. and options to purchase 352,000 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 583,200 common shares, exercisable at $29.84 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Sacks (of which options to purchase 194,400 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase 194,400 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 382,800 common shares, exercisable at $31.20 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Sacks (of which options to purchase 170,132 common shares are currently held by Hilrod Holdings XXIII, L.P.); options presently exercisable to purchase 259,800 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Mr. Sacks; options presently exercisable to purchase 291,400 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Mr. Sacks; options presently exercisable to purchase 183,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Sacks; options presently exercisable to purchase 102,334 common shares, exercisable at $60.30 per share, granted pursuant to a stock option agreement dated March 14, 2024 between the Company and Mr. Sacks and options presently exercisable to purchase 38,434 common shares, exercisable at $55.09 per share, granted pursuant to a stock option agreement dated March 14, 2025 between the Company and Mr. Sacks. Mr. Sacks has pledged 100,000 common shares.

Mr. Sacks disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 897,899 common shares; (ii) 100,000 shares beneficially held by RCS1, LLC because Mr. Sacks is the managing member of the limited liability company through his personal trust; (iii) 2,368,968 shares presently exercisable or exercisable within 60 days under the stock option agreements and (iv) 13,519 common shares owned by a private charitable foundation of which Mr. Sacks is a director.

14 Includes 2,511,548 common shares owned by Mr. Schlosberg; 11,291,136 shares beneficially held by Brandon No. 1 because Mr. Schlosberg is one of Brandon No. 1’s general partners and 58,773,888 shares beneficially held by Brandon No. 2 because Mr. Schlosberg is one of Brandon No. 2’s general partners. Also includes options presently exercisable to purchase 611,000 common shares, exercisable at $23.14 per share, granted pursuant to a stock option agreement dated March 14, 2017 between the Company and Mr. Schlosberg (of which options to purchase 49,926 common shares are currently held by Hilrod Holdings XVIII, L.P., options to purchase 153,742 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase 403,006 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 528,000 common shares, exercisable at $29.37 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Schlosberg (of which options to purchase 172,596 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase 352,000 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 583,200 common shares, exercisable at $29.84 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Schlosberg (of which options to purchase 194,400 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase 194,400 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 382,800 common shares, exercisable at $31.20 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Schlosberg (of which options to purchase 170,132 common shares are currently held by Hilrod Holdings XXIII, L.P.); options presently exercisable to purchase 259,800 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Mr. Schlosberg; options presently exercisable to purchase 291,400 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Mr. Schlosberg; options presently exercisable to purchase 183,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Schlosberg; options presently exercisable to purchase 102,334 common shares, exercisable at $60.30 per share, granted pursuant to a stock option agreement dated March 14, 2024 between the Company and Mr. Schlosberg and options presently exercisable to purchase 57,800 common shares, exercisable at $55.09 per share, granted pursuant to a stock option agreement dated March 14, 2025 between the Company and Mr. Schlosberg.

Mr. Schlosberg disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 2,511,548 common shares and (ii) 2,999,334 shares presently exercisable or exercisable within 60 days under the stock option agreements.

15 Includes 2,748 restricted stock units, vesting on the last business day prior to the Annual Meeting, provided that Mr. Vidergauz continues as a director of the Company through such date. If the Company’s stockholders re-elect him as a director of the Company, Mr. Vidergauz will also receive restricted stock units on the date of the Annual Meeting; however, the exact number of restricted stock units will not be determined until such date as such number will be determined based on the closing price of the Company’s common stock on May 14, 2026, pursuant to the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors as Amended and Restated on February 23, 2022.

16 Includes 40,863 common shares owned by Mr. Carling; options presently exercisable to purchase 6,000 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Mr. Carling; options presently exercisable to purchase 11,500 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Mr. Carling; options presently exercisable to purchase 9,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Carling; options presently exercisable to purchase 6,668 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Carling; options presently exercisable to purchase 4,500 common shares, exercisable at $60.30 per share, granted pursuant to a stock option agreement dated March 14, 2024 between the Company and Mr. Carling and options presently exercisable to purchase 5,250 common shares, exercisable at $55.09 per share, granted pursuant to a stock option agreement dated March 14, 2025 between the Company and Mr. Carling.

17 Includes 6,637 common shares owned by Mr. Gehring and options presently exercisable to purchase 3,500 common shares, exercisable at $55.09 per share, granted pursuant to a stock option agreement dated March 14, 2025 between the Company and Mr. Gehring.

18 Includes 69,553 common shares owned by Mr. Kelly; options presently exercisable to purchase 3,334 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Kelly; options presently exercisable to purchase 3,334 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Kelly; options presently exercisable to purchase 3,366 common shares, exercisable at $60.30 per share, granted pursuant to a stock option agreement dated March 14, 2024 between the Company and Mr. Kelly and options presently exercisable to purchase 3,500 common shares, exercisable at $55.09 per share, granted pursuant to a stock option agreement dated March 14, 2025 between the Company and Mr. Kelly.

19 Includes 81,763 common shares owned by Ms. Tirre; options presently exercisable to purchase 20,000 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Ms. Tirre; options presently exercisable to purchase 32,200 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Ms. Tirre; options presently exercisable to purchase 8,998 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Ms. Tirre; options presently exercisable to purchase 20,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Ms. Tirre; options presently exercisable to purchase 4,500 common shares, exercisable at $60.30 per share, granted pursuant to a stock option agreement dated March 14, 2024 between the Company and Ms. Tirre; and options presently exercisable to purchase 5,250 common shares, exercisable at $55.09 per share, granted pursuant to a stock option agreement dated March 14, 2025 between the Company and Ms. Tirre.

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders may present a proper proposal for consideration at the 2027 annual meeting of stockholders by submitting their proposal in writing to the Office of the Secretary of the Company at the Company’s principal executive offices in a timely manner.

For stockholders who wish to present a proposal, other than a director nomination to the proxy access provision of the By-laws (the “Proxy Access By-law”), to be considered for inclusion in our proxy statement and for consideration at the 2027 annual meeting, pursuant to Rule 14a-8 under the Exchange Act, the proposal must be delivered to the Office of the Secretary at the Company’s principal executive offices no later than November 27, 2026. Stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

For stockholders who wish to present a proposal for nominations or other business for consideration at the 2027 annual meeting, but who do not intend for the proposal to be included in our proxy statement, pursuant to the advance notice provisions contained in the By-laws, the proposal must be delivered to the Office of the Secretary at the Company’s principal executive offices no earlier than January 14, 2027 and no later than February 13, 2027, provided, however, that in the event that the date of the 2027 annual meeting is more than thirty days before or more than seventy days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be so delivered no earlier than the close of business on the one hundred twentieth day prior to the 2027 annual meeting and no later than the close of business on the later of the ninetieth day prior to the 2027 annual meeting or the tenth day following the day on which public announcement of the date of the 2027 annual meeting is first made by the Company.

In 2018, the Board adopted the Proxy Access By-law. The Proxy Access By-law permits a stockholder, or a group of up to twenty stockholders, owning three percent or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees consisting of two nominees or twenty percent of the Board, whichever is greater, provided that the stockholder(s) and nominee(s) comply with the requirements of Article 1, Section 16 of the By-laws. To be timely for inclusion in the Company’s proxy materials for our 2027 annual meeting, pursuant to the Proxy Access By-law, the stockholder(s) notice to nominate a director must be delivered to the Office of the Secretary at the Company’s principal executive offices no earlier than October 28, 2026 and no later than November 27, 2026. The notice must contain the information required by the By-laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in the By-laws relating to the inclusion of stockholder nominees in our proxy materials.

In addition to satisfying the foregoing requirements under the By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under the By-laws.

It is presently intended that the 2027 annual meeting will be held in May 2027.

Proposals should be sent to the Office of the Secretary by mail to Monster Beverage Corporation, 1 Monster Way, Corona, California, 92879.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Board is currently comprised of ten members. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”), our Board has nominated ten directors identified on the following pages for election at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s ten nominees named below. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. The Company is not aware of any nominee who will be unable or expects to decline to serve as a director. The term of office of each person elected as a director will continue until the 2027 annual meeting or until a successor has been elected and qualified.

The names of the nominees, the committees they will serve on if re-elected, and certain biographical information about them, are set forth below.

Name	Age	Independent	Executive	Audit	Compensation*	Nominating and Corporate Governance
Ana Demel	65	✓			●
James L. Dinkins	63	✓
William W. Douglas III	65	✓		●
Mark J. Hall	70
Tiffany M. Hall	47	✓				●
Jeanne P. Jackson	74	✓			Chair
Steven G. Pizula	70	✓		Chair		●
Rodney C. Sacks Chairman	76
Hilton H. Schlosberg Vice Chairman and CEO	73		●
Mark S. Vidergauz Lead Independent Director	72	✓		●	●	Chair

* As recommended by the Nominating Committee and approved by the Board, Jeanne Jackson will serve as Chair of the Compensation Committee, effective as of April 1, 2026.

Each of our directors brings extensive management and leadership experience gained through their service in our industry and various other businesses. In these roles, they have assumed day-to-day leadership or other senior leadership responsibilities. In addition, most directors bring board experience acquired by either significant experience on other boards or long service on our Board of Directors that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. The Nominating and Corporate Governance Committee’s process for selecting and nominating qualified director candidates is described under the section entitled “Nominating and Corporate Governance Committee.” In the paragraphs below, we describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our Board of Directors and its committees.

Ana Demel—Director of the Company since December 2021 and a member of the Compensation Committee since June 2025. Director of Pro Mujer, Inc. and Adjunct Professor at the New York University School of Law. Ms. Demel is currently a member of the board of directors of Pro Mujer, Inc., a women’s development non-profit that brings financial services, entrepreneurship training and basic health services to low-income women in Latin America, and previously served as the board’s Chair (from January 2021 to December 2024) and prior to that role, as its Secretary and Chair of the Governance Committee. Ms. Demel has also served as an Adjunct Professor at the New York University School of Law since 2009. Prior to 2009, Ms. Demel was a partner at the international law firm of Cleary Gottlieb Steen & Hamilton, LLP where her practice focused on international financing and business transactions, particularly in Latin America. Ms. Demel advised public and private sector clients on a variety of transactions, including structured finance, project finance and mergers and acquisitions. Ms. Demel brings extensive legal knowledge and experience as well as a strong background in business to the Board.

James L. Dinkins—Director of the Company since November 2020. Director of Bloomin’ Brands, Inc. since February 2025. Mr. Dinkins most recently served as Chief Executive Officer of the Honey Baked Ham Company, LLC from May 2021 to February 2026. Prior to this role, Mr. Dinkins had an extensive tenure at The Coca-Cola Company (“TCCC”), initially joining the Company in 1988 and serving in various account management, marketing and bottler franchise leadership roles with Coca-Cola USA until June 1999. He rejoined TCCC in August 2002 and held positions of increasing responsibility in Coca-Cola North America, including Chief Retail Sales Officer and President of the Minute Maid Business Unit. Mr. Dinkins was appointed President of Coca-Cola North America and elected Senior Vice President of TCCC effective January 1, 2018 until August 2020. Mr. Dinkins served as a Senior Advisor to TCCC through February 2021. He also served as a director of Coca-Cola FEMSA, S.A.B. de C.V. from 2020 through 2023. Mr. Dinkins is also a trustee of The University of Georgia Foundation. Mr. Dinkins has substantial business and leadership experience in the beverage industry.

William “Bill” W. Douglas III—Director of the Company since January 2025 and a member of the Audit Committee since June 2025. Lead Director of SiteOne Landscape Supply, Inc. since 2016 and Director of Dollar Tree, Inc. since February 2025. Before his retirement in June 2016, Mr. Douglas served as the Executive Vice President, Supply Chain of Coca-Cola Enterprises, Inc. and prior to that, served as executive vice president and chief financial officer, controller, and principal accounting officer, among other roles. Prior to Coca-Cola Enterprises, Inc., Mr. Douglas served as chief financial officer of Coca-Cola HBC. Mr. Douglas also currently serves on the board of Classic City Bank. Mr. Douglas has a strong background in accounting and finance as well as substantial business and leadership experience in the beverage industry.

Mark J. Hall—Director of the Company since January 2014. Employee of MEC focusing on ideation, design and development of new products since May 2017 and President of Beverage Alcohol since May 2023. Chief Marketing Officer of MEC from January 2015 to May 2017. Chief Brand Officer of MEC from January 2014 to December 2014, and President of the Monster Beverage Division from January 2007 to December 2013. Mr. Hall joined MEC in 1997 as a Senior Vice President. Prior to joining MEC, Mr. Hall was employed by the Arizona Beverage Co. as Vice President of Sales, where he was responsible for sales and distribution of products through a national network of beer distributors and soft drink bottlers in the United States. Mr. Hall has detailed knowledge of and valuable perspectives and insights into both our business and the beverage industry in general.

Tiffany M. Hall—Director of the Company since October 2021 and a member of the Nominating and Corporate Governance Committee since June 2025. General Counsel and a member of the Management Committee at Mastercard Incorporated. Ms. Hall joined Mastercard in May 2013 and has served in various roles of increasing responsibility, most recently acting as Executive Vice President, General Counsel, Americas. Prior to joining Mastercard, Ms. Hall served as Acting Head of Marketing Legal Support & Counsel at Pernod Ricard USA and held several marketing and advertising roles at Sotheby’s, Atlantic Records and Ogilvy & Mather. Ms. Hall is also the Founder and Chief Executive Officer of Empower Cocktails, a ready-to-pour cocktail brand. Ms. Hall currently serves as a director on the board of the Children’s Museum of Manhattan as well as the NYSE Institute Advisory Board. She is also a member of the Council on Foreign Relations and a David Rockefeller Fellow at the Partnership for New York City. Ms. Hall brings strong legal, marketing, advertising, and entrepreneurship experience to the Board.

Jeanne P. Jackson—Director of the Company since June 2019 and member of the Compensation Committee since April 2021 (Chairwoman effective April 1, 2026). Chief Executive Officer of MSP Capital since 2018 and Director of Avolta AG since May 2025. Ms. Jackson most recently served as the

Executive Chair of Spanx HoldCo LLC, a portfolio company of Blackstone, Inc., from February 2024 to February 2026. Ms. Jackson has also previously served on the boards of Moncler S.p.A., Delta Air Lines, Inc., Kraft Heinz Company, Kraft Foods Group, Inc., McDonald’s Corporation, Nike, Inc., Nordstrom, Inc., Williams-Sonoma, Inc., Motorola Mobility Holdings, Inc., Harrah’s Entertainment Inc. and others. Ms. Jackson is the founder of MSP Capital and served as its Chief Executive Officer from 2002 to 2009 and is again serving as its Chief Executive Officer from 2018 to present. At Nike, Inc., Ms. Jackson served as President and Senior Strategic Advisor to the Chief Executive Officer from June 2016 to August 2017, President of Product & Merchandising from July 2013 to April 2016 and President of Direct to Consumer from March 2009 to July 2013. Ms. Jackson has also served in senior leadership roles in many other organizations, including Wal-Mart.com USA, LLC, the Gap, Inc., Banana Republic, Victoria’s Secret, Saks Fifth Avenue, Walt Disney Attractions, Inc. and Federated Department Stores, Inc. Ms. Jackson brings knowledge and experience of over thirty years as a senior executive and director in an array of large, public companies.

Steven G. Pizula—Director of the Company, member of the Audit Committee since June 2019 (Chairman since January 2021) and member of the Nominating and Corporate Governance Committee since June 2022. Partner at Deloitte & Touche LLP from September 1977 to June 2018. Upon joining Deloitte & Touche LLP (then Haskins & Sells) in 1977, Mr. Pizula served as the supervising audit partner on a number of large, multinational public companies in a wide range of industries, including consumer products. Mr. Pizula held various leadership positions at Deloitte & Touche LLP, most recently as Practice Growth Leader for the Pacific Southwest Region and as a Member of the National Committee for Audit Quality and National Partner Admissions Committee. Mr. Pizula is currently a board member of The Whittier Trust Company, Hoag Hospital and the Arnold and Mabel Beckman Foundation. Mr. Pizula is a Certified Public Accountant and member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Pizula brings extensive experience in accounting and audit matters.

Rodney C. Sacks—Chairman of the Board of Directors of the Company and a director of the Company from November 1990 to the present. Employee of the Company providing strategic direction over the Company’s marketing, innovation, and litigation efforts from June 13, 2025 through December 31, 2026. Member of the Executive Committee of the Board of Directors (the “Executive Committee”) since October 1992. Co-Chief Executive Officer of the Company from January 2021 through June 12, 2025. Chief Executive Officer of the Company from November 1990 to January 2021. Chairman of the Board of Directors and a director of Monster Energy Company (“MEC”). Mr. Sacks led the Company for over 36 years and has extensive experience in the food and beverage industry. Mr. Sacks has detailed knowledge and valuable perspective and insights regarding our business.

Hilton H. Schlosberg—Vice Chairman of the Board of Directors of the Company and a director of the Company from November 1990 to the present. Chief Executive Officer of the Company since June 13, 2025. Member of the Executive Committee since October 1992. Co-Chief Executive Officer of the Company from January 2021 to June 12, 2025. President, Chief Operating Officer and Secretary of the Company from November 1990 to January 2021. Chief Financial Officer of the Company from July 1996 to January 2021. Vice Chairman, Chief Executive Officer and a director of MEC. Mr. Schlosberg has also led the Company for over 36 years, was the Company’s Chief Financial Officer for 24 years and has extensive experience in the food and beverage industry. Mr. Schlosberg has a high level of financial literacy, and his day-to-day supervision of business operations and leadership brings valuable insight to the Board. Mr. Schlosberg has detailed knowledge and valuable perspective and insights regarding our business and has responsibility for development and implementation of our business strategy.

Mark S. Vidergauz—Director of the Company, member of the Compensation Committee since June 1998 (Chairman from June 2019 through March 31, 2026), member of the Audit Committee since April 2021 and from April 2000 through May 2004, member of the Nominating and Corporate Governance Committee since June 2019 (Chairman since June 2022) and Lead Independent Director since March 2014. Chief Executive Officer of The Sage Group LLC, an investment banking firm, from April 2000 to the present. The Sage Group, LLC provides merger, acquisition and capital formation advisory services to a wide range of companies in the consumer sector. Managing Director at the Los Angeles office of ING Barings LLC, a diversified financial service institution headquartered in the Netherlands, from April 1995 to April 2000. Mr. Vidergauz brings strong merger and acquisition, corporate finance, corporate governance and leadership experience to the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

MANAGEMENT

Board Meetings and Committees; Annual Meeting Attendance

The Board is currently comprised of Ana Demel, James L. Dinkins, William W. Douglas III, Mark J. Hall, Tiffany M. Hall, Jeanne P. Jackson, Steven G. Pizula, Rodney C. Sacks, Hilton H. Schlosberg and Mark S. Vidergauz. The Board held four meetings during the fiscal year ended December 31, 2025. Each director attended the annual meeting of stockholders held on June 12, 2025. During the 2025 period in which he or she was a director, each director attended at least 75% of the aggregate total number of meetings of the Board of Directors and Board committees in which he or she was a member.

The Board has determined that Messrs. Dinkins, Douglas, Pizula and Vidergauz and Mses. Demel, Hall and Jackson are independent, as that term is defined in the Nasdaq Stock Market Rules and SEC regulations. Our independent directors met in executive session four times during the fiscal year ended December 31, 2025. The executive sessions include reviewing and assessing succession plans for the Chief Executive Officer and other key members of executive management.

During the fiscal year ended December 31, 2025, the Audit Committee was comprised of William W. Douglas III (from June 2025), Gary P. Fayard (through June 2025), Steven G. Pizula and Mark S. Vidergauz. Mr. Pizula served as Chairman. The Audit Committee held four meetings during the fiscal year ended December 31, 2025. The Audit Committee last met in February 2026 in connection with the review of the Company’s financial statements for the fiscal year ended December 31, 2025. See “Audit Committee” below for more information.

During the fiscal year ended December 31, 2025, the Compensation Committee was comprised of Ana Demel (from June 2025), Gary P. Fayard (through June 2025), Jeanne P. Jackson and Mark S. Vidergauz. Mr. Vidergauz served as Chairman. All members of the Board who serve on the Compensation Committee meet the independence requirements of the Nasdaq Stock Market Rules. The Compensation Committee held five meetings during the fiscal year ended December 31, 2025. Under the Monster Beverage Corporation 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”), (which replaced the Monster Beverage Corporation 2011 Omnibus Incentive Plan (the “2011 Omnibus Incentive Plan”) effective June 3, 2020), and the grant procedures adopted by the Board for grants of equity awards, the Compensation Committee has sole and exclusive authority to grant equity awards to all employees and consultants who are not new hires and to all new hires and promotions who are subject to Section 16 of the Exchange Act. The Compensation Committee and the Executive Committee each independently has the authority to grant awards for new hires and promotions for employees who are not Section 16 employees. See “Compensation Committee” below for more information.

During the fiscal year ended December 31, 2025, the Nominating and Corporate Governance Committee was comprised of Gary P. Fayard (through June 2025), Tiffany M. Hall (from June 2025), Steven G. Pizula and Mark S. Vidergauz. Mr. Vidergauz served as Chairman. The Nominating and Corporate Governance Committee held two meetings during the fiscal year ended December 31, 2025. See “Nominating and Corporate Governance Committee” below for more information.

The Executive Committee, comprised of Rodney C. Sacks and Hilton H. Schlosberg, held three meetings during the fiscal year ended December 31, 2025. The Executive Committee manages and directs the business of the Company between meetings of the Board. Under the 2020 Omnibus Incentive Plan equity grant procedures, each of the Compensation Committee and the Executive Committee independently has the authority to grant equity awards for new hires and promotions for employees who are not Section 16 employees. Equity awards granted by the Executive Committee are not subject to approval or ratification by the Board or the Compensation Committee, as set forth in the written Equity Grant Procedures adopted by the Board. See “Compensation Discussion and Analysis – Equity Grant Procedures” below for more information.

Non-Employee Director Stock Ownership Policy

The Board has adopted stock ownership requirements for non-employee directors.  In February 2022, the Board of Directors amended and restated the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors (the “2017 Directors Plan”) to require each non-employee director to satisfy the share ownership guidelines set forth below, as may be modified by the Board of Directors from time to time. The current share ownership guidelines provide that non-employee directors of the Company must:

●	Hold shares of Company Common Stock having a total value of five times the annual retainer payable to a non-employee director (excluding any portion of the annual retainer attributable to a non-employee director’s service as a member of a subcommittee, as a chair of a subcommittee or as the lead independent director, as applicable). For this purpose, deferred shares or deferred restricted stock units will be deemed held, to the extent vested.

●	The minimum stock ownership level must be achieved by each non-employee director by the fifth anniversary of such non-employee director’s initial appointment to the Board of Directors.

●	Once achieved, ownership of the guideline amount should be maintained for so long as the non-employee director retains his or her seat on the Board of Directors.

●	There may be rare instances where these guidelines would place a hardship on a non-employee director. In these cases or in similar circumstances, the Board of Directors will make the final decision as to developing an alternative stock ownership guideline for a non-employee director that reflects the intention of these guidelines and his or her personal circumstances.

During 2025, all non-employee directors complied with the non-employee director stock ownership policy.

Stock Ownership Guidelines

The Board has also adopted stock ownership guidelines, which were amended in February 2024 (the “Amended and Restated Stock Ownership Guidelines”), to further align the interests of the

Company’s Chief Executive Officer, Chief Financial Officer and other employees who are determined by the Company to be executive officers within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934 with the interests of stockholders and to further promote the Company’s commitment to sound corporate governance. For a more extensive description of the Amended and Restated Stock Ownership Guidelines, see “Compensation Discussion and Analysis – 2025 Compensation Program – Stock Ownership Guidelines.”

Insider Trading Policy and Procedures

The Company’s Insider Trading Policy, effective June 22, 2023 (the “Insider Trading Policy”) governs the purchase, sale, and other disposition of Company securities by our directors, officers, all other employees of the Company and its subsidiaries, and other covered persons. The Company also follows procedures for the repurchase of its securities. The Company believes that the Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the Nasdaq listing standards. A copy of the Insider Trading Policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Anti-Hedging Policy

The Insider Trading Policy prohibits the Company’s directors, officers and employees from engaging in transactions that use any financial instrument that is designed to hedge or offset any decrease in the market value of Company securities, including prepaid variable forward contracts, collars and exchange funds.

Anti-Pledging Policy

The Insider Trading Policy prohibits employees and directors from purchasing Company securities on margin, holding Company securities in a margin account or pledging Company securities. However, in certain limited circumstances the Company’s compliance officer may allow an employee or director to pledge certain Company securities. As of March 17, 2026, only one employee, Mr. Sacks, pledged approximately 0.1% of the shares of Common Stock he beneficially owns.

Board Leadership Structure

The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer (“CEO”) and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Corporate Governance Guidelines state the Board’s belief that whether to have the same person occupy the offices of chairperson of the Board and CEO should be decided by the Board, from time to time, in accordance with the By-laws and its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interest of the Company’s stockholders. The Board believes that Mr. Sacks is knowledgeable with respect to the Company’s business, operations and industry. The Board has also determined that the offices of chairperson of the Board and CEO shall be occupied by separate individuals, as the Board believes that the separation of the roles of Chairman and CEO is in the best interest of the Company at this time. In his role serving exclusively as Chairman, Mr. Sacks will continue to preside at all meetings of the Board and the stockholders and shall continue to perform such other duties, and exercise such powers, as prescribed in the Company’s By-laws or by the Board from time to time. Pursuant to the Sacks Transition Letter (as defined below), Mr. Sacks will remain as Chairman of the Board through December 31, 2026, subject to his re-election at the Annual Meeting. The Board will assess possible candidates to succeed Mr. Sacks and following such date, may appoint, as appropriate, a new chairperson of the Board. A copy of the Corporate Governance Guidelines is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

Lead Independent Director

In March 2014, the independent directors of the Board approved a Lead Independent Director Charter and subsequently approved an amendment and restatement of the charter in April 2025. Under the Amended & Restated Lead Independent Director Charter, if the offices of Chairman of the Board and Chief Executive Officer are held by the same person or if the Chairman of the Board is determined by the Board not to be independent, the independent members of the Board of Directors will annually elect, with a majority vote, an independent director to serve in a lead capacity. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year. The Lead Independent Director may be removed or replaced at any time with or without cause by a majority vote of the independent members of the Board.

Mr. Vidergauz is currently the Lead Independent Director. In this capacity, Mr. Vidergauz is, among other things, responsible for leading executive sessions of the independent directors and serving as the principal liaison between the Chairman, Vice Chairman and the independent directors. A copy of the Lead Independent Director Charter is available on our website at http://investors.monsterbevcorp.com/ governance.cfm.

The Board’s Role in Risk Oversight

The Board of Directors plays an active role in overseeing and managing the Company’s risks. The full Board and its Executive Committee regularly review the Company’s results, performance, operations, competitive position, business strategy, liquidity, capital resources, product distribution and development, material contingencies and senior personnel, as well as the risks associated with each of these matters. The Board implements its risk oversight function both as a whole and through its standing committees. Certain of the work is delegated to committees, which meet regularly and report back to the full Board.

The Compensation Committee reviews the Company’s compensation practices and discerns the relationship among risk, risk management and compensation in light of the Company’s objectives. The Compensation Committee will also review the Company’s human capital management objectives, philosophies, policies and practices.

The Audit Committee reviews and discusses with management the risks faced by the Company and the policies, guidelines and process by which management assesses and manages the Company’s risks, including the Company’s major financial risk exposures and risks related to financial statements, the financial reporting process and accounting, tax and legal matters, as well as the steps management has taken to monitor and control such exposures. The Audit Committee also reviews key aspects of the Company’s sustainability strategies. Moreover, pursuant to the Audit Committee Charter, as amended and restated, the Audit Committee reviews the Company’s cybersecurity matters with our Chief Information Officer at each of its quarterly meetings. The Company’s Chief Information Officer additionally reports any potentially material cybersecurity incidents, including with respect to our third-

party service providers, to the Audit Committee who, in turn and if necessary, briefs the full Board on, among other matters, potentially material cybersecurity incidents, our cyber risks and threats, the status of projects to strengthen our information security systems (such as employee cybersecurity training), an assessment of the information security program, and the emerging threat landscape.

The Nominating and Corporate Governance Committee oversees the Company’s corporate governance framework and the Company’s policies related to human rights.

The full Board also discusses risk throughout the year during meetings in relation to specific proposed actions including risks related to reputation. These processes are designed to ensure that risks are taken knowingly and purposefully. The Board believes that its role in oversight of risk management (as well as the role of the Compensation Committee and the Audit Committee) has not adversely affected its leadership structure or results of operations.

Information about Our Executive Officers

The names and ages of our executive officers, and certain biographical information about them, are set forth on page 12 and below.

Name	Age	Position
Hilton H. Schlosberg	73	Chief Executive Officer Vice Chairman of the Board of Directors
Guy P. Carling	49	Chief Executive Officer, EMEA & OSP
Rob L. Gehring	59	Chief Executive Officer, Americas
Thomas J. Kelly	71	Chief Financial Officer
Emelie C. Tirre	56	Chief Strategy Officer

Guy P. Carling—Chief Executive Officer, EMEA & OSP since February 25, 2026. In his position as Chief Executive Officer, EMEA & OSP, Mr. Carling oversees the Company’s sales, development and expansion in markets in Europe, the Middle East and Africa as well as Oceania and the South Pacific. Mr. Carling joined MEC in December 2007 and previously served as Chief Commercial Officer & Managing Director of EMEA and President, EMEA before becoming President of EMEA & OSP. Mr. Carling has worked in the beverage business for over 28 years.

Rob L. Gehring—Chief Executive Officer, Americas of MEC since February 25, 2026. In his position as Chief Executive Officer, Americas, Mr. Gehring oversees the Company’s sales, development and expansion in markets in North America, Latin America, and the Caribbean. Mr. Gehring joined MEC in August 2024 and previously served as the Chief Growth Officer. Prior to joining MEC, Mr. Gehring acted as Chief Operating Officer, and subsequently President & Chief Executive Officer, of Swire Coca-Cola, USA from 2018 to August 2024. Prior to Swire Coca-Cola, Mr. Gehring acted as Global Chief Sales Officer for The Hershey Company and as President of the Walmart and Sam's Club Global team for Coca-Cola North America. Mr. Gehring has worked in the consumer product goods business for over 30 years.

Thomas J. Kelly—Chief Financial Officer of the Company since January 2021. Executive Vice President, Finance, and/or Controller and Secretary of MEC from 1992 to January 2021.

Mr. Kelly is a Certified Public Accountant (inactive) and has worked in the beverage business for over 40 years.

Emelie C. Tirre—Chief Strategy Officer of MEC since February 25, 2026. In her position as Chief Strategy Officer, Ms. Tirre leads the development and execution of the Company’s long-term global growth strategy, ensures alignment across regions, strengthens bottler partnerships, and facilitates the sharing of best practices worldwide. Ms. Tirre joined MEC in July 2010, and previously served as Chief Commercial Officer, President of the Americas, Chief Commercial Officer for North America and Senior Vice President of Sales for North America.  Ms. Tirre has worked in the beverage business for over 34 years.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information about the material elements of compensation that are paid, awarded to, or earned by our named executive officers (“NEOs”). During the fiscal year ended December 31, 2025, our NEOs were Hilton H. Schlosberg, Rodney C. Sacks, Thomas J. Kelly, Emelie C. Tirre, Guy P. Carling and Rob L. Gehring.

Executive Summary

The global, evolving food and beverage industry witnessed shifts in fiscal year 2025, resulting in the Company facing increased competition in the beverage industry. Despite such challenges, the Company’s net sales increased to a record $8.29 billion, up 10.7% from fiscal year 2024. In addition, gross profit as a percentage of net sales for fiscal year 2025 was 55.8%, up 3.3% from fiscal year 2024. The Company’s five-year total shareholder return (“TSR”) performance from 2021 through 2025 was 65.8%.

Each of our NEOs once again had a pre-established target bonus opportunity as part of our annual incentive award (“AIA”) program for short-term annual incentive compensation. Our NEOs’ target AIAs were earned based on pre-established financial criteria and individual performance criteria, weighted 75% and 25%, respectively. In addition to the AIAs, the Compensation Committee approved grants of performance share units (“PSUs”), together with time-vested stock options and time-vested restricted stock units (“RSUs”), to all of our NEOs. The PSUs granted in 2025 (“2025 PSUs”) represented generally 50% of the NEO annual long-term incentive (“LTI”) grant value in 2025 and will be eligible to be earned based on the Company’s three-year cumulative adjusted diluted earnings per share (“EPS”) from 2025 through 2027 (i.e., one single, three-year performance period).

In connection with the strong performance described above, the financial performance component of the AIAs for the 2025 fiscal year was earned at 200% of target based on the Company’s adjusted operating income exceeding the pre-established maximum performance goal. The individual performance component of the AIAs was certified by the Compensation Committee at 150% of target for each of our NEOs, for overall payouts of approximately 188% of each NEO’s applicable target AIA opportunity. Additionally, the 2023 PSU grants with a three-year measurement period beginning on January 1, 2023 and ending on December 31, 2025 were earned at 200% of target in connection with three-year cumulative adjusted diluted EPS during such measurement period exceeding the pre-established maximum performance goal.

2025 “Say-on-Pay” Vote Results

At our 2025 annual meeting of stockholders, 93.5% of the votes cast (excluding abstentions and broker non-votes) were in favor of our advisory resolution regarding the compensation of our NEOs. Consistent with prior years, the Compensation Committee believes the Company’s pay-for-performance philosophy, incentive program design, target pay levels and other policies and practices resonates with our stockholders. No specific changes were made to the compensation program for NEOs as a direct response to the result of the vote conducted in 2025. The Compensation Committee will continue to consider the results of future advisory votes on executive compensation and the input received from our large institutional stockholders regarding our compensation programs in periodic discussions held with the Company’s executive leadership team.

Rodney Sacks Transition Letter

Mr. Sacks and the Company entered into the Sacks Transition Letter on March 10, 2025 to confirm the terms of the ongoing service of Mr. Sacks to the Company after Mr. Sacks resigned as Co-Chief Executive Officer of the Company, effective as of 11:59 p.m. on June 12, 2025, and to amend the Sacks Employment Agreement. Mr. Sacks will remain as Chairman through December 31, 2026, subject to his re-election at the Annual Meeting. Mr. Sacks will be responsible, in an employee capacity and in conformity with the sentiment of the Board, as represented by its Lead Independent Director, and the CEO, for strategic direction over the Company’s marketing, innovation and litigation efforts until December 31, 2026. The Company’s CEO will have full management authority with respect to all operations of the Company. For a summary description of the compensatory terms of this agreement, see “Narrative to 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table – Employment Agreements and Arrangements” below.

2025 Compensation Program

Compensation Philosophy

Our executive compensation program is designed to reinforce ownership and overall entrepreneurialism and to link rewards to measurable corporate and qualitative individual performance. The program’s primary objectives are to motivate and retain executive talent, to reward executives fairly for performance relative to business plan goals, and to create sustainable stockholder value through continued profitable growth.

In executing on these objectives, the Compensation Committee has integrated cash and equity incentive compensation programs with our short- and long-term strategic plans in order to align the interests of our NEOs with the long-term interests of our stockholders. With respect to specific elements of compensation, base salary is a fixed amount to secure executive service, the AIA is designed to incentivize and reward achievement of short-term financial and operating performance, and equity grants that vest over multiyear periods are designed to reward long-term financial and stock price performance as well as serve as a key retention vehicle for our executive talent. While the Compensation Committee intends for compensation levels to be competitive relative to similarly situated executives at companies of comparable size and scope of operations, we do not set specific market positioning or percentiles but consider market data, Company performance and individual performance in determining compensation levels.

The Compensation Committee annually evaluates risks and rewards associated with the Company’s overall compensation philosophy and structure. Frederic W. Cook & Co., Inc. (“FW Cook”)

performed an annual risk assessment in February 2025 to evaluate whether the Company’s pay practices and policies pose significant financial, operational or other risks that are reasonably likely to have a material adverse effect on the Company. FW Cook’s report summarizing the results of this assessment was reviewed and discussed with the Compensation Committee. Based upon FW Cook’s review, as with fiscal year 2024, the Compensation Committee concluded that the risks arising from the Company’s overall compensation programs are not reasonably likely to have a material adverse effect on the Company.

Setting Executive Compensation for 2025

The compensation programs for our NEOs are generally administered by or under the direction of the Compensation Committee, with determinations concerning NEOs (other than for Mr. Sacks and Mr. Schlosberg in their respective capacities as Co-CEOs and the CEO, as applicable) based on the recommendation of the Executive Committee. The compensation program for all NEOs is benchmarked annually by the Compensation Committee’s independent consultant to help inform the Compensation Committee in determining that compensation levels are competitive and reasonable. In reviewing the compensation for Mr. Sacks and Mr. Schlosberg in early 2025, the Compensation Committee recognized that they were to serve as our co-leaders. When approving the Sacks Transition Letter in March 2025, the Compensation Committee adjusted Mr. Sacks’ compensation based on his go-forward role as Chairman and an employee effective June 2025.

For 2025 compensation decisions, the Compensation Committee again retained FW Cook to provide competitive market data and make recommendations to the Compensation Committee with respect to compensation for Mr. Schlosberg and Mr. Sacks and to both the Compensation Committee and Executive Committee with respect to compensation for our other NEOs and senior management. FW Cook reports directly to the Compensation Committee and did not perform any other services for the Company in 2025. Following an independence assessment of FW Cook during 2025, the Compensation Committee determined that the services provided by FW Cook did not raise any conflicts of interest.

The Compensation Committee does not set compensation at a targeted percentile level relative to the market, but we do seek to provide salary, incentive compensation opportunities and employee benefits that are largely competitive within the consumer products industry, the food and beverage industry and within the labor markets in which we participate. Within this framework, we generally seek to keep target cash compensation levels below median for Mr. Schlosberg, with equity awards providing enhanced compensation opportunities. We gather market compensation data to provide context, but we also consider Company and individual performance, as well as our recruiting and internal retention experience when making executive compensation decisions.

The Compensation Committee consulted with FW Cook in early 2025 to conduct a competitive market analysis for the year (the “Early 2025 Market Analysis”) using a comparison group of similarly-sized, high-performing U.S. food and beverage and consumer products companies (the “2025 Peers”). As market compensation levels are correlated to revenues for cash compensation and market capitalization for equity compensation, the Compensation Committee selects its peer companies using objective size criteria for each metric. Relative to the 2025 Peers, in early 2025, revenue was below the median, operating income was between the median and 75th percentile, and market capitalization was above the 75th percentile. The 2025 Peers were based on the peers referenced for 2024 compensation, less one corporation (V.F. Corporation), which was removed from the group at the end of 2024. The 2025 Peers composed of 15 companies are shown below:

● Brown-Forman Corporation ● Campbell Soup Company ● Chipotle Mexican Grill, Inc.	● Mondelez International, Inc. ● Ralph Lauren Corporation ● Starbucks Corporation
● Constellation Brands, Inc. ● Keurig Dr Pepper Inc.	● The Estée Lauder Companies Inc. ● The Hershey Company
● Lululemon Athletica, Inc. ● McCormick & Company ● Molson Coors Brewing Company	● The J. M. Smucker Company ● Yum! Brands, Inc.

The Early 2025 Market Analysis was considered in determining the NEOs’ 2025 base salaries, target AIA opportunities and equity award grant values.

In November 2025, subsequent to FW Cook’s review of the 2025 Peers, FW Cook determined that the companies consisting of the 2025 Peers continued to be reasonable on the basis of size, with the Company continuing to be in the lower-quartile for revenue and in the upper quartile for market capitalization.

Taking into consideration the Early 2025 Market Analysis, the Compensation Committee set the CEOs’ 2025 target cash compensation below the median of the 2025 Peers and granted them above-median equity compensation in order to align their interests over the long-term with those of our stockholders. The Early 2025 Market Analysis noted that the performance of the Company was above the peer 75th percentile in revenue growth (82nd percentile), above the peer 75th percentile for return on invested capital (82nd percentile), and near median in EPS growth (45th percentile). This level of operating performance was considered significant by the Compensation Committee and informed its determination of the target total compensation of Mr. Schlosberg above the 2025 Peers’ 75th percentile. The peer group data serves as only one reference point used by us when making compensation decisions. However, we generally believe that reviewing and analyzing such pay and performance information is an important component of our executive compensation decision-making process.

The 2025 awards of stock options, RSUs and PSUs granted to Mr. Schlosberg are consistent with our annual grant philosophy and serve to reward Mr. Schlosberg for the Company’s continued growth in key performance criteria in 2025 as well as further align his interests with our stockholders. Recent equity awards granted to Mr. Schlosberg vest over a three-year period, in each case, per the terms of his stock option, RSU and PSU award agreements.

For 2025, the decisions to increase base salaries for each of Mr. Kelly, Ms. Tirre and Mr. Carling were informed by FW Cook’s senior executive benchmarking analysis and individual performance. Specifically, FW Cook’s senior executive benchmarking analysis was used for guidance in determining the total compensation for Mr. Kelly, Ms. Tirre and Mr. Carling, which included specified performance targets for their respective AIAs. The compensation levels for Mr. Kelly, Ms. Tirre and Mr. Carling were generally set relative to the market data in FW Cook’s senior executive benchmarking analysis with near-median long-term equity compensation value provided in aggregate through stock options, RSUs and PSUs, in order to emphasize the Company’s commitment to continued stockholder growth and to recognize that long-term equity compensation has been an effective incentive for motivating performance. The compensation levels also reflect annual cash compensation that is comparable to the compensation received by similarly-situated individuals employed by the 2025 Peers. Recent equity awards granted to Mr. Kelly vest over a three- or four-year period, and recent stock option, PSU awards and RSU awards granted to Ms. Tirre and Mr. Carling generally vest over a three-, four- or five-year period per the terms of their respective stock option, RSU and PSU award agreements. Mr. Gehring’s 2025 base salary was determined by the Executive Committee. The Compensation Committee used FW Cook’s senior executive benchmarking analysis for guidance in determining the specified performance targets for Mr. Gehring’s 2025 AIAs.

We view all components of compensation as related but distinct. We determine the appropriate level for each compensation component, based in part, but not exclusively, on competitive benchmarks gathered through our recruitment and retention experience, market data such as the Early 2025 Market Analysis discussed above, and our review of internal comparatives as well as other considerations we deem relevant, such as individual and corporate performance. We believe that equity awards effectively reward for long-term performance and are an important compensation-related motivator to attract and retain executives through the various vesting periods and through the achievement of applicable performance thresholds. In addition, we believe equity awards allow executives to share in the value that they help create. Except as described in this proxy statement, neither our Compensation Committee nor our Executive Committee has adopted any formal or informal policies or guidelines for allocating compensation between short-term and long-term and current compensation between cash and non-cash compensation. However, our Compensation Committee and Executive Committee’s respective philosophy is that a greater percentage of our NEOs’ compensation should be rewarded in long-term equity rather than short-term cash, and we believe that this philosophy has benefited our long-term performance by attracting, retaining and motivating a long-tenured NEO group that has built significant long-term value for our stockholders. Compensation packages for each of our NEOs are tailored to each individual NEO’s circumstances by the Compensation Committee and/or the Executive Committee, as appropriate. Those decisions are largely based on subjective evaluations of Company and individual performance, with consideration given to compensation of comparable officers at companies who are in our peer group. Each element of compensation is determined differently for each individual NEO, based on a variety of facts and circumstances applicable at the time and specific to that NEO.

Our Compensation Committee and Executive Committee perform an annual strategic review of LTI compensation paid to our NEOs to determine whether the Company has provided effective incentives and motivation to such NEOs and whether the Company adequately compensates our NEOs relative to comparable officers in other companies with which we compete for executives. For decisions regarding the grant of equity compensation relating to NEOs, other than our Chief Executive Officer, the Compensation Committee specifically considers recommendations from the Executive Committee.

2025 Compensation Program Components

Our NEO compensation program for 2025 had three primary components: base salary, annual bonus and equity awards granted pursuant to the Monster Beverage Corporation 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”).

Each of the primary components of NEO compensation for 2025 is discussed below.

2025 Base Salary

Base salaries for our NEOs are established based on the scope of their individual responsibilities, taking into account competitive market remuneration paid by other companies for individuals in similar positions. We set NEO base salaries at levels which we believe enable us to retain individuals in a competitive environment (but without any fixed formula) and reward performance based upon contributions to our overall business goals. We may also utilize input on compensation from compensation consultants, executive search firms and market data when making crucial hiring decisions.

For 2025, the Compensation Committee determined the base salaries for Mr. Sacks, Mr. Schlosberg and the other NEOs (the latter of which were based on the recommendation of the Executive Committee).

Following the Compensation Committee’s discussions with FW Cook, base salaries for 2025 for all NEOs were increased in connection with market adjustments based on the Early 2025 Market Analysis. The annual base salary for each of Mr. Sacks and Mr. Schlosberg was increased from $1,200,000 to $1,250,000 to maintain their market positioning for this compensation element between the 25th percentile and median of our Early 2025 Peers. Pursuant to the Sacks Transition Letter, Mr. Sacks’ base salary was reduced to $900,000 effective as of July 1, 2025. For 2025, Mr. Kelly’s annual base salary was increased from $650,000 to $678,000, Ms. Tirre’s annual base salary was increased from $870,000 to $908,000, Mr. Carling’s annual base salary was increased from £600,000 to £650,000 (paid in Pound Sterling (“GBP”) and converted to United States Dollars (“USD”) using the average exchange rate of GBP to USD on a monthly basis for the year ended December 31, 2025). For 2025 Mr. Gehring’s annual base salary was $780,000.

2025 AIAs

For 2025, our NEOs were granted AIAs based on a formulaic approach, whereby each NEO had a target AIA opportunity (expressed as a percentage of base salary), set by the Compensation Committee, that is earned based on pre-established financial and individual performance criteria, weighted 75% and 25%, respectively. The Compensation Committee determines the AIAs for Mr. Sacks, Mr. Schlosberg and the other NEOs (with the determination regarding the other NEOs based on the recommendation of the Executive Committee).

NEOs’ target AIA opportunities ranged from 75% to 160% of 2025 base salary, as shown in the table below.

Name	Fiscal Year 2025 Target AIA Opportunity (Percentage of Base Salary)
Hilton H. Schlosberg	160%
Rodney C. Sacks	135%
Thomas J. Kelly	75%
Emelie C. Tirre	75%
Guy P. Carling	75%
Rob L. Gehring	75%

Payouts were eligible to range from 0% to 200% of the applicable target performance criteria, with no payout earned for performance below a threshold level. In developing the performance goals for the AIAs granted in 2025, the Compensation Committee worked with FW Cook to develop a target goal that represented a meaningful level of growth relative to prior year performance with sufficient rigor to be challenging, but possible, to achieve. Adjusted operating income was maintained as the primary performance criteria in fiscal year 2025 because we believe it is an appropriate measurement for management’s contributions to operating performance and profitability of the Company. The adjustments to operating income allow evaluation of performance but exclude certain gains and charges which can distort operating income. For further information on the adjusted operating income compensation performance measure, which is a non-GAAP financial measure, see Appendix A. Achievement under either the adjusted operating income or the individual performance component of AIAs are independent of each other (i.e., a payout can be made under one component even if no payout is made under the other). Consistent with past practice, payout of AIAs can be made in the form of cash, shares of our Common Stock or a combination of cash and shares of our Common Stock at the Compensation Committee’s discretion, and equal to the weighted sum of the achievement for each applicable performance metric. Linear interpolation is applied to calculate the actual percentage payout for achievement of the adjusted operating income component between threshold, target, and maximum performance levels.

Performance Level	Threshold	Target	Maximum	Actual
2025 Adjusted Operating Income ($)	$2.162 Billion	$2.276 Billion	$2.390 Billion	$2.522 Billion
Percentage Payout (% of Target)	50%	100%	200%	200%

The actual achievement of the adjusted operating income and the individual performance components under the AIAs were certified and approved by the Compensation Committee and paid in the first quarter of 2026 following a review of financial results prepared by the Company’s management and evaluation of each NEO’s individual performance based on a variety of factors. With respect to the individual performance component, Mr. Schlosberg informed the Compensation Committee of his assessment of each other NEO’s contribution to the Company’s fiscal 2025 performance. The Compensation Committee determined that the adjusted operating income component was 200% achievement for all NEOs and the individual performance component was 150% for all NEOs for the following reasons: with respect to Mr. Schlosberg, due to the Company’s continued market strength and adaptability in an increasingly competitive environment; with respect to Mr. Sacks due to his contributions to the strategic direction of Company’s marketing and innovation; with respect to Mr. Kelly, due to his navigation of the financial implications caused by the prevailing macroeconomic conditions (in particular, foreign currency exchange rate impacts and tariffs); and with respect to Ms. Tirre, Mr. Carling and Mr. Gehring, due to record sales domestically and abroad. For a reconciliation of adjusted operating income to operating income, which is the most directly corresponding GAAP financial measure, see Appendix A. The total 2025 AIAs for each NEO is set forth in the table below.

Name	Dollar Amount of Target AIA Opportunity ($)	Adjusted Operating Income Component at 200% Achievement (75% Weighting) ($)	Individual Performance Component at 150% Achievement (25% Weighting) ($)	Total AIA ($)
Hilton H. Schlosberg	2,000,000	3,000,000	750,000	3,750,000
Rodney C. Sacks	1,451,250	2,176,875	544,219	2,721,094
Thomas J. Kelly	508,500	762,750	190,688	953,438
Emelie C. Tirre	681,000	1,021,500	255,375	1,276,875
Guy P. Carling	639,450	959,151	239,788	1,198,939
Rob L. Gehring	585,000	877,500	219,375	1,096,875

The full portion of the 2025 AIAs for all NEOs were paid in cash.

The 2025 AIAs were granted by the Compensation Committee in early 2025 and the Compensation Committee confirmed achievement in early 2026.

2025 LTI Program

We believe that long-term performance is achieved through an ownership culture that encourages superior performance by our NEOs through the use of equity awards and, as a result, the compensation program emphasizes equity awards over cash compensation. The Compensation Committee reviews and approves equity awards to our NEOs based upon compensation data principally gathered through a market analysis conducted by our independent compensation consultants, our recruiting and retention experience and our qualitative assessment of individual performance, as well as a review of each NEO’s current LTI award opportunities and retention considerations.

With respect to 2025, the Compensation Committee determined that the March 2025 LTI grants to Mr. Schlosberg and Mr. Sacks would be split among time-vested stock options (25% weighting), time-vested RSUs (25% weighting), PSUs (50% weighting), and that the March 2025 LTI grants to Mr. Kelly, Ms. Tirre, Mr. Carling and Mr. Gehring would be split among time-vested stock options (27% weighting), time-vested RSUs (24% weighting) and PSUs (49% weighting).

PSUs

In 2025 we continued our past practice of granting PSUs that cliff vest over a single three-year performance period, subject to pre-established performance goals and continued service during the period. The Compensation Committee believes that a three-year performance period for grants of PSUs continues to align the NEOs’ compensation with long-term growth and objectives. Specifically, the 2025 grants of PSUs are eligible to be earned based on three-year cumulative adjusted diluted EPS from fiscal year 2025 through fiscal year 2027. The number of PSUs that may be earned range from 0% to 200% of target versus the pre-established performance goals, with threshold, target and maximum performance levels earning 50%, 100% and 200% of target PSUs, respectively, as set forth in the table below (linear interpolation applies between performance levels with no payout for performance below the threshold level).

Name	Performance Period	Threshold Shares (50% of Target) (#)	Target Shares (100% of Target) (#)	Maximum Shares (200% of Target) (#)
Hilton H. Schlosberg	2025 – 2027	64,650	129,300	258,600
Rodney C. Sacks	2025 – 2027	43,000	86,000	172,000
Thomas J. Kelly	2025 – 2027	4,500	9,000	18,000
Emelie C. Tirre	2025 – 2027	7,000	14,000	28,000
Guy P. Carling	2025 – 2027	7,000	14,000	28,000
Rob L. Gehring	2025 – 2027	4,500	9,000	18,000

For the 2023 PSU grants, relating to the performance period beginning on January 1, 2023 and ending on December 31, 2025, the pre-established threshold, target and maximum performance levels are set forth in the table below (linear interpolation applies between threshold/target and target/maximum performance goals with no payout for performance below threshold).

Performance Goal (Performance Percentage)	Three-Year Cumulative Adjusted Diluted EPS for 2023 – 2025
Threshold (50% of Target)	$3.899
Target (100% of Target)	$4.104
Maximum (200% of Target)	$4.310

With the completion of the vesting period for the 2023 PSU grants, the Compensation Committee considered the three-year cumulative adjusted diluted EPS from 2023 through 2025 of $5.323 and awarded the NEOs the following number of shares of Common Stock based on 200% of target achievement, as set forth in the table below. Mr. Gehring is not listed in the table below because he was not an employee when the Compensation Committee made the 2023 PSU grants. For a reconciliation of adjusted diluted EPS to diluted EPS, the most directly comparable GAAP financial measure, see Appendix A.

Name	Target Shares Deliverable Based on Award Achievement (100% of Target) (#)	Actual Shares Delivered Based on Award Achievement (200% of Target) (#)
Hilton H. Schlosberg	135,200	270,400
Rodney C. Sacks	135,200	270,400
Thomas J. Kelly	6,800	13,600
Emelie C. Tirre	13,600	27,200
Guy P. Carling	13,600	27,200

Stock Options and RSUs

In addition to the PSUs, Mr. Schlosberg was granted 173,400 stock options under the 2020 Omnibus Incentive Plan that vest in three equal annual installments on March 14, 2026, March 14, 2027 and March 14, 2028, subject to his continued employment or service through each vesting date. Additionally, Mr. Schlosberg was granted 64,700 RSUs under the 2020 Omnibus Incentive Plan that vest in three annual installments as follows: 21,567 units on March 14, 2026, 21,567 units on March 14, 2027 and 21,566 units on March 14, 2028, in each case, subject to his continued employment or service through each vesting date. These grants, taken together with the PSU grants, represented an aggregate annual grant value of approximately $14.2 million, an increase of approximately $0.1 million from fiscal year 2024. Mr. Sacks was granted 115,300 stock options under the 2020 Omnibus Incentive Plan that vest in three substantially equal annual installments on March 14, 2026, March 14, 2027 and March 14, 2028, subject to his continued employment or service through each vesting date. Additionally, Mr. Sacks was granted 43,000 RSUs under the 2020 Omnibus Incentive Plan that vest in three annual installments as follows: 14,334 units on March 14, 2026, 14,333 units on March 14, 2027 and 14,333 units on March 14, 2028, subject to his continued employment or service through each vesting date. Mr. Kelly and Mr. Gehring were each granted 14,000 stock options under the 2020 Omnibus Incentive Plan that vest in four equal annual installments on March 14, 2026, March 14, 2027, March 14, 2028 and March 14, 2029, in each case, subject to their continued employment or service through each vesting date. Ms. Tirre and Mr. Carling were each granted 21,000 stock options under the 2020 Omnibus Incentive Plan that vest in four equal annual installments on March 14, 2026, March 14, 2027, March 14, 2028 and March 14, 2029, in each case, subject to their continued employment or service through each vesting date. Additionally, Mr. Kelly and Mr. Gehring were each granted 4,500 RSUs that vest in four equal annual installments on March 14, 2026, March 14, 2027, March 14, 2028 and March 14, 2029, in each case, subject to their continued employment or service through each vesting date. Ms. Tirre and Mr. Carling were each granted 7,000 RSUs that vest in four equal annual installments on March 14, 2026, March 14, 2027, March 14, 2028 and March 14, 2029, in each case, subject to their continued employment or service through each vesting date.

Deferred Compensation

The Monster Beverage Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) (amended effective January 1, 2017) was adopted to permit eligible employees to elect to defer cash and/or equity compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a pre-determined time in the future or upon termination of their employment with the Company or its subsidiaries or affiliates that are participating employers under the Deferred Compensation Plan.  We believe that maintaining the Deferred Compensation Plan provides value to our NEOs who may otherwise not be able to fully participate in our qualified retirement plans due to certain limitations under the Internal Revenue Code of 1986, as amended (the “Code”). Deferrals under the Deferred Compensation Plan are unfunded and unsecured.  Mr. Schlosberg and Mr. Gehring are the only NEOs who currently participate in the Deferred Compensation Plan. See “2025 Non-Qualified Deferred Compensation Table” for further information.

Employment Agreements

Certain NEOs who are parties to employment agreements will continue to be subject to such agreements in their current form based on the terms of such agreements (and in the case of Mr. Sacks, as modified by the Sacks Transition Letter (as defined and described in further detail below)), or upon renewal should the Compensation Committee determine in its discretion that revisions to such employment agreements are recommended. On February 25, 2026, MEC entered into an amended and restated employment agreement with each of Ms. Tirre and Mr. Gehring. On March 10, 2025, we entered into a transition letter agreement with Mr. Sacks pursuant to which he will be eligible to receive certain payments and other benefits (the “Sacks Transition Letter”). We believe that having employment agreements with Mr. Sacks, Mr. Schlosberg, Ms. Tirre and Mr. Gehring is beneficial to us because it provides retentive value and subjects each of them to restrictive covenants. For a summary description of the terms of these agreements, see “Narrative to 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table – Employment Agreements and Arrangements” below.

Perquisites

Consistent with prior years, we continued to maintain our current perquisites for our NEOs, which we believe are in line with those provided by comparable companies within the consumer products industry, the food and beverage industry and within the labor markets in which we participate, for similarly situated executives, based principally on information gathered through our recruiting and retention experience. The perquisites include payment of the cost and expense for personal use of a Company automobile or an automobile allowance and the Company’s payment of benefit premiums under certain employee benefit plans. For Mr. Schlosberg and Mr. Sacks, the perquisites include the use of an office desk for a personal accountant on an occasional basis, at no cost to the Company, and starting January 1, 2024, personal security services as approved by the Compensation Committee for Mr. Sacks. In addition, pursuant to their employment agreements, Mr. Sacks, Mr. Schlosberg, Ms. Tirre and Mr. Gehring are entitled to receive initial and annual fees and all other reasonable expenses relating to membership in up to two business or social clubs, in the case of Mr. Sacks and Mr. Schlosberg, and in the case of Ms. Tirre and Mr. Gehring, one business or social club, in each case as selected by the executive. However, the Compensation Committee in its discretion may revise, amend or add to the employee benefits and perquisites of a NEO if it deems it advisable. We view the employee benefits and perquisites provided to our NEOs as appropriate business expenses, and executives bear all taxes associated with these employee benefits and perquisites. These arrangements do not provide for tax gross ups. See the “All Other

Compensation” column of the Summary Compensation Table for the aggregate incremental costs of these perquisites.

Stock Ownership Guidelines

In 2025, the Board maintained stock ownership guidelines, which were amended in February 2024 (the “Amended and Restated Stock Ownership Guidelines”), to further align the interests of the Company’s Chief Executive Officer, Chief Financial Officer (“CFO”) and other employees who are determined by the Company to be executive officers within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934 (“Section 16 Officers”), which currently include Ms. Tirre, Mr. Carling and Mr. Gehring, with the interests of stockholders and to further promote the Company’s commitment to sound corporate governance.

The Amended and Restated Stock Ownership Guidelines require, in the case of the Company’s Chief Executive Officer and CFO, as applicable, to hold an amount of stock at least equal to six times annual base salary (consistent with the originally adopted Stock Ownership Guidelines), and in the case of the Company’s other Section 16 Officers, as applicable, to hold an amount at least equal to three times annual base salary. Pursuant to the Sacks Transition Letter, Mr. Sacks is also still expected to continue to hold an amount of stock at least equal to six times his annual base salary through December 31, 2026.

Shares that satisfy the Amended and Restated Stock Ownership Guidelines include: Company stock owned directly or indirectly with, or separately by, the covered executive officer’s immediate family members residing in the same household; shares held in trust for the benefit of the covered executive officer or his or her immediate family members; all unvested restricted stock or RSUs with time-based vesting; and shares held in the Deferred Compensation Plan. Unexercised stock options, or the unearned portion of any restricted stock or RSUs with performance-based vesting, do not count towards satisfying the guidelines.

The Amended and Restated Stock Ownership Guidelines provide that once an executive officer becomes covered, if such covered executive officer is not yet in compliance on the date he or she becomes subject to the guidelines, then such covered executive officer is not permitted to sell any shares and must retain at least 50% of any shares received after settlement (i.e., on an after-tax basis) of vested equity awards. The Company believes the Amended and Restated Stock Ownership Guidelines reinforces the significance of aligning the Company’s executive leadership team with our shareholder base.

The Compensation Committee will monitor compliance with the Amended and Restated Stock Ownership Guidelines and has the authority to establish, review and approve the guidelines as it deems appropriate.

During 2025, each of our NEOs were in compliance with the Amended and Restated Stock Ownership Guidelines.

Clawback Provisions

Pursuant to the 2011 Omnibus Incentive Plan and the 2020 Omnibus Incentive Plan, the Compensation Committee may specify in an award agreement that a participant’s rights, payments, and benefits with respect to an award granted under either plan, as applicable, will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events in order to discourage participants (including our NEOs) from acting in a manner that could result in a risk of litigation or otherwise while conducting business. If the Company is required to file an accounting restatement due to the material noncompliance of the Company as a result of misconduct with any financial reporting requirement under the securities laws, if a participant knowingly or recklessly engaged in the misconduct, or knowingly or recklessly failed to prevent or report the misconduct, or if a participant is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, such participant will reimburse the Company the amount of any payment in settlement of an award earned or accrued under the 2011 Omnibus Incentive Plan or earned or accrued under the 2020 Omnibus Incentive Plan, as applicable, for such period as determined by the Compensation Committee following the first public issuance or filing with the SEC (whichever occurred most recently) of the financial document reflecting such material noncompliance.

On December 1, 2023, in response to the SEC’s adoption of Rule 10D-1 of the Securities Exchange Act of 1934, which implemented the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Nasdaq Listing Rule 5608, the Board adopted the Monster Beverage Corporation Clawback Policy (the “Clawback Policy”) to enable the Company to recover erroneously awarded compensation from all current or former Section 16 Officers if the Company is required to prepare an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. The Clawback Policy supplements the provisions of the 2011 Omnibus Incentive Plan and the 2020 Omnibus Incentive Plan.

Equity Grant Procedures

The Compensation Committee maintains equity grant procedures, which set forth, among other things, the authorities of the Compensation Committee and Executive Committee to make grants under the 2020 Omnibus Incentive Plan under certain circumstances and the timing of our grants of equity awards. Under the equity grant procedures, other than awards granted to new hires and promotions, awards may only be granted during an applicable, pre-established window period. In 2025, neither the Compensation Committee nor the Executive Committee took material nonpublic information into account when determining the timing and terms of an equity award, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Employee Benefit Plans

Our full-time employees, including our NEOs who generally participate on the same basis as our broader employee population, are entitled to various employee benefits, which generally include health care plans, flexible spending accounts, life and disability insurance and paid time off.

401(k) Plan

Our employees, including our NEOs, may participate in our 401(k) plan, a defined contribution plan that qualifies under Section 401(k) of the Code. Participating employees may contribute up to statutory limits. We make discretionary matching contributions and currently match 50% of our employee contributions, up to 8% of each employee’s earnings on a per pay period basis, which vest at a rate of 50% upon completion of two years of service, 75% upon completion of three years of service and 100% upon completion of four years of service.

Change in Control and Separation Arrangements

Certain of our NEOs, per the terms of their respective employment agreements, equity award agreements and/or participation in the Severance Plan (as defined below), are eligible for certain benefits and/or payments if there is a change in control and/or a termination of their employment, as described under “Potential Payments Upon Termination or Change in Control” beginning on page 42.

Beginning with the Company’s 2021 LTI grants and continuing through the 2025 LTI grants, the award agreements for each of the PSUs, time-vested RSUs and stock options provide for “double-trigger” vesting provisions for all NEOs, which accelerates vesting upon a qualifying termination of employment following the occurrence of a change in control where such awards are assumed, replaced or continued. Upon a change in control where such awards are assumed, replaced or continued, the PSUs will automatically convert into time-vested RSUs, with vesting occurring on the original vesting date applicable to such PSUs; provided that such converted time-vested RSUs will automatically accelerate upon a subsequent qualifying termination of employment. The number of time-vested RSUs that a portion of the PSUs could convert to depends on the timing of a change in control. If a change in control had occurred during the first year of the three-year performance period, the number of shares of Common Stock underlying the RSUs to be delivered would have been based on the number of shares of Common Stock deliverable at target performance (as outlined in the applicable award agreement). If a change in control occurs during the second or third year of the three-year performance period, the number of shares of Common Stock underlying the RSUs to be delivered will be based on the number of shares of Common Stock deliverable at actual performance for the portion of the performance period that ended before the change in control (as outlined in the applicable award agreement). Upon a change in control where time-vested RSU and stock option awards are assumed, replaced or continued, each of the time-vested RSU and stock option awards will automatically accelerate upon a subsequent qualifying termination of employment.

On February 25, 2026, the Compensation Committee approved and adopted the Monster Beverage Corporation Executive Severance Plan (the “Severance Plan”), effective immediately. The Severance Plan provides severance pay and benefits to eligible employees terminated without “cause” or who resign for “good reason” (in each case, as defined in the Severance Plan). For qualifying terminations outside a Change in Control Period (which is defined in the Severance Plan as the 24-month period immediately following a change in control transaction), participants in the Severance Plan are eligible to receive 12 months of base salary, a pro-rated annual bonus for the year of termination, and up to 12 months of continued health insurance premiums. For qualifying terminations during a Change in Control Period, participants in the Severance Plan are eligible to receive 18 months of base salary plus 1.5 times their annual bonus as a lump sum, a pro-rated annual bonus for the year of termination, and up to 18 months of continued health insurance premiums. Mr. Kelly and Mr. Carling are the only NEOs who are eligible to participate in the Severance Plan.

We believe these arrangements are an important part of overall compensation and will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, notwithstanding any concern that they may have at such time regarding their own future and continued employment. In addition, we believe that these arrangements are an important recruitment and retention incentive. These arrangements do not provide for tax gross ups.

Tax and Accounting Implications

We considered the taxation and accounting consequences of our executive officer compensation programs as part of our internal evaluation of such programs and awards made under them. However, consistent with prior years, those consequences were not a deciding factor in our decisions in establishing or administering our executive officer compensation programs for fiscal year 2025. We retain the discretion to structure compensation in ways that may result in less than full deductibility, that may not maximize tax savings and that may not minimize the accounting cost to the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

Compensation Committee
Mark S. Vidergauz, Chairman
Ana Demel
Jeanne P. Jackson

2025 Summary Compensation Table

The following table summarizes the total compensation of our NEOs during the fiscal years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Hilton H. Schlosberg Vice Chairman, CEO and Director (6)	2025 2024 2023	1,250,000 1,200,000 1,100,000	10,687,460 10,498,230 10,306,296	3,493,351 3,557,455 3,440,363	3,750,000 1,535,400 2,887,500	101,819 76,955 71,749	19,282,630 16,868,040 17,805,908
Rodney C. Sacks Chairman, Director and Former Co-CEO (6)	2025 2024 2023	1,083,077 1,200,000 1,100,000	7,106,610 10,498,230 10,306,296	2,322,857 3,557,455 3,440,363	2,721,094 1,535,400 2,887,500	611,899 918,566 141,323	13,845,537 17,709,651 17,875,482
Thomas J. Kelly Chief Financial Officer	2025 2024 2023	678,000 650,000 610,000	743,715 542,700 518,364	282,047 208,580 375,996	953,438 415,838 800,625	49,342 46,200 46,104	2,706,542 1,863,318 2,351,089
Emelie C. Tirre Chief Strategy Officer (7)	2025 2024 2023	908,000 870,000 820,000	1,156,890 1,085,400 1,036,728	423,070 417,161 751,992	1,276,875 556,583 1,076,250	68,917 65,752 45,834	3,833,752 2,994,896 3,730,804
Guy P. Carling Chief Executive Officer, EMEA & OSP (8)	2025 2024 2023	852,600 774,209 706,919	1,156,890 1,085,400 1,036,728	423,070 417,161 751,992	1,198,939 490,587 918,848	64,337 58,511 51,521	3,695,836 2,825,868 3,466,008
Rob L. Gehring, Chief Executive Officer, Americas (9)	2025	780,000	743,715	275,976	1,096,875	98,937	2,995,503

(1)	For Mr. Sacks, the amount represents the average salary paid to Mr. Sacks in 2025 (i.e., $1,250,000 from January 1, 2025 to June 30, 2025, and then $900,000 from July 1, 2025 to December 31, 2025).

(2)	As computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, modified to exclude the effect of estimated forfeitures related to service-based vesting conditions, the amounts in this column represent the aggregate grant date fair value of awards of shares of our Common Stock and RSUs (in the case of all NEOs, which were granted in 2025, 2024 and 2023, respectively) and, with respect to awards of PSUs (in the case of all NEOs, which were granted in 2025, 2024 and 2023, respectively), represent the grant date fair value based on the probable outcome of the performance conditions at the date of grant. The amount reflected in this column with respect to the PSUs granted in 2025 is: Mr. Schlosberg, $7,123,137; Mr. Sacks, $4,737,740; Mr. Kelly, $495,810; Ms. Tirre, $771,260; Mr. Carling, $771,260; and Mr. Gehring, $495,810. The assumptions used in the valuation of equity awards are disclosed in Note 13 to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The amounts do not reflect the value actually realized or that ultimately may be realized by the NEOs. The value of the PSU awards granted in 2025, assuming achievement of the maximum performance level of 200%, would have been: Mr. Schlosberg, $14,246,274; Mr. Sacks, $9,475,480; Mr. Kelly, $991,620; Ms. Tirre, $1,542,520; Mr. Carling, $1,542,520; and Mr. Gehring, $991,620.

(3)	The amounts represent the aggregate grant date fair value for option awards computed in accordance with ASC Topic 718, modified to exclude the effect of estimated forfeitures related to service-based vesting conditions, and are based on the estimated fair value of the options on the date of grant using the Black-Scholes-Merton option pricing formula assumptions disclosed in Note 13 to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The amounts do not reflect the value actually realized or that ultimately may be realized by the NEOs.

(4)	The amounts in this column represent for 2025 the amount earned for AIAs granted under the 2020 Omnibus Incentive Plan and paid in 2026. See “Compensation Discussion and Analysis – 2025 AIAs” for a discussion of how the 2025 AIAs were determined.

(5)	The amounts reported in this column for 2025 include the items set forth in the table below, as applicable to each NEO:

Name	Company Automobile ($)	Automobile Allowance ($)	401(k) Matching Contribution ($)	Benefit Premiums ($)(a)	Other Perquisites ($)(b)	Personal Equipment Allowance ($)	Total ($)
Hilton H. Schlosberg	44,054	-	14,000	38,167	5,000	598	101,819
Rodney C. Sacks	61,744	-	13,163	107,109	429,285	598	611,899
Thomas J. Kelly	-	9,448	14,000	25,296	-	598	49,342
Emelie C. Tirre	-	13,616	14,000	10,384	30,319	598	68,917
Guy P. Carling	-	15,740	42,630	5,967	-	-	64,337
Rob L. Gehring	-	9,506	14,000	24,951	49,882	598	98,937

(a)	For Mr. Schlosberg, the amounts in this column represent premiums paid by the Company for coverage for himself and the members of his immediate family (to the extent permitted by the applicable plan), as the case may be, under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. For Mr. Sacks, the amount in this column represents premiums paid by the Company for coverage for himself, his spouse, and certain dependents, as the case may be, under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. For Mr. Kelly, the amounts in this column represent premiums paid by the Company for coverage for himself and his spouse, as the case may be, under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. For Ms. Tirre, the amounts in this column represent premiums paid by the Company for coverage for herself, as the case may be, under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. For Mr. Carling, the amounts in this column represent premiums paid by the Company for coverage for himself and the members of his immediate family (to the extent permitted by the applicable plan), as the case may be, under all medical, dental, critical illness, group life, accidental death and travel accident insurance plans and programs. For Mr. Gehring, the amounts in this column represent premiums paid by the Company for coverage for himself and his spouse, as the case may be, under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

(b)	For Mr. Sacks, the amount in this column includes $425,783, which represents the cost of providing personal security services, and $3,502, which represents the entitlement to receive initial and annual fees and all other reasonable expenses relating to membership in up to two business or social clubs selected by Mr. Sacks. For Ms. Tirre, the amount in this column represents the entitlement to receive annual fees relating to the membership in one business or social club selected by Ms. Tirre. For Mr. Gehring,

$49,347 represents the cost of providing relocation and housing services and $535 represents the entitlement to receive annual fees relating to the membership in one business or social club selected by Mr. Gehring.

(6)	Mr. Sacks and Mr. Schlosberg served as our Co-CEOs until Mr. Sacks resigned from the Co-CEO role and transitioned to employee and Chairman, effective as of June 13, 2025. Mr. Schlosberg became our sole CEO on June 13, 2025.

(7)	Ms. Tirre was appointed Chief Strategy Officer of MEC on February 25, 2026. Amounts reported for 2025 reflect compensation for service as Chief Commercial Officer during the 2025 fiscal year prior to such appointment in 2026.

(8)	Mr. Carling was appointed Chief Executive Officer, EMEA & OSP on February 25, 2026. Amounts reported for 2025 reflect compensation for service as President, EMEA & OSP during the 2025 fiscal year prior to such appointment in 2026. For Mr. Carling, the amounts reported were paid in GBP and converted to USD using the average exchange rate of GBP to USD on a monthly basis for the years indicated.

(9)	Mr. Gehring joined MEC in August 2024 and was not a NEO in 2024. Mr. Gehring was promoted to Chief Executive Officer, Americas on February 25, 2026. Amounts reported for 2025 reflect compensation for service as Chief Growth Officer during the 2025 fiscal year prior to such appointment in 2026.

2025 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards granted to our NEOs during the fiscal year ended December 31, 2025.

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hilton H. Schlosberg
RSUs (1)	3/10/2025	3/14/2025							64,700	-	-	3,564,323
PSUs (2)	3/10/2025	3/14/2025				64,650	129,300	258,600		-	-	7,123,137
Options	3/10/2025	3/14/2025								173,400	55.09	3,493,351
AIA			1,000,000	2,000,000	4,000,000				-	-	-	-
Rodney C. Sacks
RSUs (1)	3/10/2025	3/14/2025							43,000	-	-	2,368,870
PSUs (2)	3/10/2025	3/14/2025				43,000	86,000	172,000		-	-	4,737,740
Options	3/10/2025	3/14/2025								115,300	55.09	2,322,857
AIA			725,625	1,451,250	2,902,500				-	-	-	-
Thomas J. Kelly
RSUs (1)	3/10/2025	3/14/2025							4,500	-	-	247,905
PSUs (2)	3/10/2025	3/14/2025				4,500	9,000	18,000		-	-	495,810
Options	3/10/2025	3/14/2025								14,000	55.09	282,047
AIA			254,250	508,500	1,017,000				-	-	-	-
Emelie C. Tirre
RSUs (1)	3/10/2025	3/14/2025							7,000	-	-	385,630
PSUs (2)	3/10/2025	3/14/2025				7,000	14,000	28,000		-	-	771,260
Options	3/10/2025	3/14/2025								21,000	55.09	423,070
AIA			340,500	681,000	1,362,000				-	-	-	-
Guy P. Carling
RSUs (1)	3/10/2025	3/14/2025							7,000	-	-	385,630
PSUs (2)	3/10/2025	3/14/2025				7,000	14,000	28,000		-	-	771,260
Options	3/10/2025	3/14/2025								21,000	55.09	423,070
AIA			319,725	639,450	1,278,900				-	-	-	-
Rob L. Gehring
RSUs (1)	3/10/2025	3/14/2025							4,500	-	-	247,905
PSUs (2)	3/10/2025	3/14/2025				4,500	9,000	18,000		-	-	495,810
Options	3/10/2025	3/14/2025								14,000	55.09	275,976
AIA			292,500	585,000	1,170,000				-	-	-	-

(1)	The amounts represent shares underlying RSUs granted under our 2020 Omnibus Incentive Plan.

(2)	The amounts represent shares underlying PSUs granted under our 2020 Omnibus Incentive Plan.

(3)	Represents threshold, target and maximum payout levels for AIAs granted in March 2025 for performance in the year ended December 31, 2025. See “Compensation Discussion and Analysis – 2025 AIAs” for a description of the AIAs. The threshold numbers set forth above are based on achieving the minimum level of performance for which payment would be made with respect to financial performance measures (75% weighting) and assumes 50% payout is made for the individual performance component (25% weighting).

(4)	Represents threshold, target and maximum payout levels for PSUs based on achievement of pre-approved, annualized adjusted diluted EPS targets as described more fully in “Compensation Discussion and Analysis – 2025 LTI Program – PSUs.”

(5)	The amounts represent options granted under our 2020 Omnibus Incentive Plan.

(6)	The assumptions used in the valuation of equity awards are disclosed in Note 13 to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

Narrative to 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table

Employment Agreements and Arrangements. The principal terms of the employment agreements and arrangements with our NEOs are set forth below.

Hilton H. Schlosberg – On March 18, 2014, we entered into an employment agreement with Mr. Schlosberg (the “Schlosberg Employment Agreement”), pursuant to which Mr. Schlosberg renders services as our Vice Chairman and Chief Executive Officer. Under the Schlosberg Employment Agreement, Mr. Schlosberg’s annual base salary will be reviewed annually and increased at the discretion of our Board. Mr. Schlosberg is eligible to receive an AIA as described under “Compensation Discussion and Analysis – 2025 AIAs” as well as certain fringe benefits. The initial employment period of this agreement commenced on January 1, 2014 and continued through December 31, 2018. Beginning December 31, 2018, the agreement automatically renews for successive one-year renewal periods, unless notice of intent to not renew is given by either us or Mr. Schlosberg by June 30 of any renewal year. Under the Schlosberg Employment Agreement, Mr. Schlosberg is subject to a confidentiality covenant and a six-month post-termination non-competition covenant. The Schlosberg Employment Agreement is subject to termination (i) upon the death or disability of Mr. Schlosberg, (ii) voluntarily by Mr. Schlosberg on 90 days’ written notice, (iii) for Cause (as defined in the Schlosberg Employment Agreement) by us, or (iv) upon Constructive Termination (as defined in the Schlosberg Employment Agreement) by Mr. Schlosberg. The severance provisions in the Schlosberg Employment Agreement are discussed in the “Potential Payments Upon Termination or Change in Control” section below. During 2025, we entered into certain equity compensation agreements with Mr. Schlosberg as disclosed in the “2025 Grants of Plan-Based Awards” table above.

Mr. Schlosberg’s compensation was not increased or changed in any way following his transition from Co-Chief Executive Officer to Chief Executive Officer effective as of June 13, 2025.

Rodney C. Sacks – On March 18, 2014, we entered into an employment agreement with Mr. Sacks (the “Sacks Employment Agreement”), pursuant to which Mr. Sacks rendered services as our Chairman and Co-Chief Executive Officer. Under the Sacks Employment Agreement, Mr. Sacks’ annual base salary was reviewed annually and increased at the discretion of our Board. Mr. Sacks is eligible to receive an AIA as described under “Compensation Discussion and Analysis – 2025 AIAs” as well as certain fringe benefits. The initial employment period of this agreement commenced on January 1, 2014 and continued through December 31, 2018. Beginning December 31, 2018, the agreement automatically renewed for successive one-year renewal periods. Under the Sacks Employment Agreement, Mr. Sacks is subject to a confidentiality covenant and a six-month post-termination non-competition covenant. The Sacks Employment Agreement is subject to termination (i) upon the death or disability of Mr. Sacks, (ii) voluntarily by Mr. Sacks on 90 days’ written notice, (iii) for Cause (as defined in the Sacks Employment Agreement) by us, or (iv) upon Constructive Termination (as defined in the Sacks Employment Agreement) by Mr. Sacks. The severance provisions in the Sacks Employment Agreement are discussed in the “Potential Payments Upon Termination or Change in Control” section below. During 2025, we entered into certain equity compensation agreements with Mr. Sacks as disclosed in the “2025 Grants of Plan-Based Awards” table above.

Mr. Sacks and the Company entered into the Sacks Transition Letter on March 10, 2025 to confirm the terms of the ongoing service of Mr. Sacks to the Company after Mr. Sacks resigned as Co-Chief Executive Officer of the Company, effective as of 11:59 p.m. on June 12, 2025 (the “Sacks Transition Effective Time”), and to amend the Sacks Employment Agreement. Pursuant to the Sacks Transition Letter, Mr. Sacks resigned as Co-Chief Executive Officer as of the Sacks Transition Effective Time and will continue to serve as our Chairman through December 31, 2026 (the “Sacks Retirement Date”), subject to his re-election at the Annual Meeting. During this transition period, Mr. Sacks will be responsible, in an employee capacity and in conformity with the sentiment of the Board, as represented by its Lead Independent Director, and the CEO, for strategic direction over the Company’s marketing, innovation and litigation efforts until the Sacks Retirement Date. The Company’s CEO will have full management authority with respect to all operations of the Company. Prior to the Sacks Transition Effective Time, Mr. Sacks received a base salary at an annual rate of $1,250,000. Effective July 1, 2025 and continuing until the Sacks Retirement Date, Mr. Sacks has received and will continue to receive a base salary at an annual rate of $900,000. Pursuant to the Sacks Transition Letter, Mr. Sacks’ target annual incentive award opportunities were fixed at 135% and 100% of his total salary in 2025 and 2026, respectively, and are payable at such times, and in such amounts, as set forth in the applicable annual incentive award agreement. Mr. Sacks’ 2025 long-term incentive award grants were calculated based on the weighted-average of his service as (a) Chairman and Co-Chief Executive Officer prior to July 1, 2025, and (b) Chairman and an employee from July 1, 2025 to December 31, 2025 (representing an aggregate grant date fair value of approximately $2.35 million). Mr. Sacks will also continue to be eligible to vest in, and exercise, any outstanding long-term incentive awards previously granted to him under the Company’s incentive plans as outlined in the Sacks Transition Letter and will continue to be subject to his current share ownership guideline. Following the Sacks Retirement Date, Mr. Sacks will serve as a non-employee director on the Board through and including (i) the date of the 2027 annual meeting of stockholders of the Company or (ii) such later date as may be mutually agreed by Mr. Sacks and the Company (and approved by the Company’s shareholders).

Emelie C. Tirre – On June 13, 2024, MEC entered into an employment agreement with Ms. Tirre (the “Tirre Employment Agreement”), pursuant to which Ms. Tirre rendered services as the Chief Commercial Officer of MEC. Under the Tirre Employment Agreement, Ms. Tirre’s annual base salary was initially $870,000 and will be reviewed annually and increased at the discretion of our Compensation Committee. Ms. Tirre is eligible to receive an AIA as described under “Compensation Discussion and Analysis – 2025 AIAs” as well as certain fringe benefits. The initial employment period of this agreement commenced on June 13, 2024 and will continue through June 13, 2026. Beginning June 13, 2026, the agreement automatically renews for successive one-year renewal periods, unless notice of intent to not renew is given by either MEC or Ms. Tirre by April 13 of any renewal year. Under the Tirre Employment Agreement, Ms. Tirre is subject to a twelve-month post-termination employee non-solicitation covenant. The Tirre Employment Agreement is subject to termination (i) upon the death or disability of Ms. Tirre, (ii) voluntarily by Ms. Tirre on 60 days’ written notice, (iii) for Cause (as defined in the Tirre Employment Agreement) by MEC, or (iv) for Good Reason (as defined in the Tirre Employment Agreement) by Ms.

Tirre. The severance provisions in the Tirre Employment Agreement are discussed in the “Potential Payments Upon Termination or Change in Control” section below. During 2025, we entered into certain equity compensation agreements with Ms. Tirre as disclosed in the “2025 Grants of Plan-Based Awards” table above.

On February 25, 2026, MEC entered into an amended and restated employment agreement with Ms. Tirre (the “A&R Tirre Employment Agreement”), pursuant to which Ms. Tirre renders services as the Chief Strategy Officer of MEC. The A&R Tirre Employment Agreement extends Ms. Tirre’s employment period to February 25, 2028, and provides for an increase in Ms. Tirre’s annual base salary to $945,000, which amount will be reviewed annually and is subject to adjustment by the Compensation Committee. The A&R Tirre Employment Agreement also conforms certain provisions of Ms. Tirre’s employment agreement to those of the Severance Plan, as detailed above.

Rob L. Gehring – On May 12, 2024, MEC entered into an employment agreement with Mr. Gehring (the “Gehring Employment Agreement”), pursuant to which Mr. Gehring renders services as the Chief Growth Officer of MEC. Under the Gehring Employment Agreement, Mr. Gehring’s annual base salary will be reviewed annually and increased at the discretion of the Company. Mr. Gehring is eligible to receive an AIA as described under “Compensation Discussion and Analysis – 2025 AIAs” as well as certain fringe benefits. The initial employment period of this agreement commenced on August 30, 2024 and will continue through August 30, 2026. Beginning August 30, 2026, the agreement automatically renews for successive one-year renewal periods, unless notice of intent to not renew is given by either MEC or Mr. Gehring by July 1 of any renewal year. Under the Gehring Employment Agreement, Mr. Gehring is subject to a twenty-four month post-termination employee non-solicitation covenant. The Gehring Employment Agreement is subject to termination (i) upon the death or disability of Mr. Gehring, (ii) voluntarily by Mr. Gehring on 60 days’ written notice, (iii) for Cause (as defined in the Gehring Employment Agreement) by MEC, or (iv) for Good Reason (as defined in the Gehring Employment Agreement) by Mr. Gehring. The severance provisions in the Gehring Employment Agreement are discussed in the “Potential Payments Upon Termination or Change in Control” section below. During 2025, we entered into certain equity compensation agreements with Mr. Gehring as disclosed in the “2025 Grants of Plan-Based Awards” table above.

On February 25, 2026, MEC entered into an amended and restated employment agreement with Mr. Gehring (the “A&R Gehring Employment Agreement”), pursuant to which Mr. Gehring renders services as the Chief Executive Officer, Americas. The A&R Gehring Employment Agreement extends Mr. Gehring’s employment period to February 25, 2028, and provides for an increase in Mr. Gehring’s annual base salary to $875,000, which amount will be reviewed annually and is subject to adjustment by the Company. The A&R Gehring Employment Agreement also conforms certain provisions of Mr. Gehring’s employment agreement to those of the Severance Plan, as detailed above.

Thomas J. Kelly and Guy P. Carling – Mr. Kelly’s and Mr. Carling’s employment, respectively, is “at will” and thus may be terminated at any time for any or no reason. Mr. Kelly and Mr. Carling are each eligible to receive an AIA as described under “Compensation Discussion and Analysis – 2025 AIAs” as well as certain fringe benefits. The severance provisions applicable to Mr. Kelly and Mr. Carling are discussed in the “Potential Payments Upon Termination or Change in Control” section below.

2020 Omnibus Incentive Plan. The principal terms of the awards granted to our NEOs in 2025 under the 2020 Omnibus Incentive Plan are set forth in the “2025 Outstanding Equity Awards at Fiscal Year-End Table” below.

2025 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the outstanding equity awards held by our NEOs at December 31, 2025.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(4)
Hilton H. Schlosberg	03/14/2017 (1)	611,000	-	23.14	03/14/2027	-	-	-	-
	03/14/2018 (1)	528,000	-	29.37	03/14/2028	-	-	-	-
	03/14/2019 (1)	583,200	-	29.84	03/14/2029	-	-	-	-
	03/13/2020 (1)	382,800	-	31.20	03/13/2030	-	-	-	-
	03/12/2021 (1)	259,800	-	44.47	03/12/2031	-	-	-	-
	03/14/2022 (1)	291,400	-	36.62	03/14/2032	-	-	-	-
	03/14/2023 (2)	-	-	-		22,534	1,727,682	-	-
	03/14/2023 (7)	-	-	-		-	-	270,400	20,731,568
	03/14/2023 (1)	122,000	61,000	50.82	03/14/2033	-	-	-	-
	03/14/2024 (2)	-	-	-		38,667	2,964,599	-	-
	03/14/2024 (7)	-	-	-		-	-	232,200	17,802,774
	03/14/2024 (1)	51,167	102,333	60.30	03/14/2034	-	-	-	-
	03/14/2025 (2)	-	-	-		64,700	4,960,549	-	-
	03/14/2025 (7)	-	-	-		-	-	258,600	19,826,862
	03/14/2025 (1)	-	173,400	55.09	03/14/2035	-	-	-	-
Rodney C. Sacks	03/14/2018 (1)	528,000	-	29.37	03/14/2028	-	-	-	-
	03/14/2019 (1)	583,200	-	29.84	03/14/2029	-	-	-	-
	03/13/2020 (1)	382,800	-	31.20	03/13/2030	-	-	-	-
	03/12/2021 (1)	259,800	-	44.47	03/12/2031	-	-	-	-
	03/14/2022 (1)	291,400	-	36.62	03/14/2032	-	-	-	-
	03/14/2023 (2)	-	-	-		22,534	1,727,682	-	-
	03/14/2023 (7)	-	-	-		-	-	270,400	20,731,568
	03/14/2023 (1)	122,000	61,000	50.82	03/14/2033	-	-	-	-
	03/14/2024 (2)	-	-	-		38,667	2,964,599	-	-
	03/14/2024 (7)	-	-	-		-	-	232,200	17,802,774
	03/14/2024 (1)	51,167	102,333	60.30	03/14/2034	-	-	-	-
	03/14/2025 (2)	-	-	-		43,000	3,296,810	-	-
	03/14/2025 (7)	-	-	-		-	-	172,000	13,187,240
	03/14/2025 (1)	-	115,300	55.09	03/14/2035	-	-	-	-
Thomas J. Kelly	03/14/2023 (2)	-	-	-		1,134	86,944	-	-
	03/14/2023 (7)	-	-	-		-	-	13,600	1,042,712
	03/14/2023 (1)	-	3,334	50.82	03/14/2033	-	-	-	-
	03/14/2023 (1)	-	3,334	50.82	03/14/2033	-	-	-	-
	03/14/2024 (2)	-	-	-		2,000	153,340	-	-
	03/14/2024 (7)	-	-	-		-	-	12,000	920,040
	03/14/2024 (1)	366	6,000	60.30	03/14/2034	-	-	-	-
	03/14/2025 (8)	-	-	-		4,500	345,015	-	-
	03/14/2025 (7)	-	-	-		-	-	18,000	1,380,060
	03/14/2025 (9)	-	14,000	55.09	03/14/2035	-	-	-	-
Emelie C. Tirre	03/12/2021 (6)	-	-	-		1,680	128,806	-	-
	03/12/2021 (5)	14,000	6,000	44.47	03/12/2031	-	-	-	-
	03/14/2022 (6)	-	-	-		7,480	573,492	-	-
	03/14/2022 (5)	20,700	25,300	36.62	03/14/2032	-	-	-	-
	03/14/2023 (6)	-	-	-		5,100	391,017	-	-
	03/14/2023 (7)	-	-	-		-	-	27,200	2,085,424
	03/14/2023 (1)	13,332	6,668	50.82	03/14/2033	-	-	-	-
	03/14/2023 (5)	4,998	15,000	50.82	03/14/2033	-	-	-	-
	03/14/2024 (6)	-	-	-		5,400	414,018	-	-
	03/14/2024 (7)	-	-	-		-	-	24,000	1,840,080
	03/14/2024 (5)	1,800	16,200	60.30	03/14/2034	-	-	-	-
	03/14/2025 (8)	-	-	-		7,000	536,690	-	-
	03/14/2025 (7)	-	-	-		-	-	28,000	2,146,760
	03/14/2025 (9)	-	21,000	55.09	03/14/2035	-	-	-	-

Guy P. Carling	03/12/2021 (6)	-	-	-		1,680	128,806	-	-
	03/12/2021 (5)	-	6,000	44.47	03/12/2031	-	-	-	-
	03/14/2022 (6)	-	-	-		7,480	573,492	-	-
	03/14/2022 (5)	-	25,300	36.62	03/14/2032	-	-	-	-
	03/14/2023 (6)	-	-	-		5,100	391,017	-	-
	03/14/2023 (7)	-	-	-		-	-	27,200	2,085,424
	03/14/2023 (1)	5,000	15,000	50.82	03/14/2033	-	-	-	-
	03/14/2023 (5)	-	6,668	50.82	03/14/2033	-	-	-	-
	03/14/2024 (6)	-	-	-		5,400	414,018	-	-
	03/14/2024 (7)	-	-	-		-	-	24,000	1,840,080
	03/14/2024 (5)	1,800	16,200	60.30	03/14/2034	-	-	-	-
	03/14/2025 (8)	-	-	-		7,000	536,690	-	-
	03/14/2025 (7)	-	-	-		-	-	28,000	2,146,760
	03/14/2025 (9)	-	21,000	55.09	03/14/2035	-	-	-	-
Rob L. Gehring	09/03/2024 (2)	-	-	-		20,000	1,533,400	-	-
	03/14/2025 (8)	-	-	-		4,500	345,015	-	-
	03/14/2025 (7)	-	-	-		-	-	18,000	1,380,060
	03/14/2025 (9)	-	14,000	55.09	03/14/2035	-	-	-	-

(1)	Award of stock options in this row has vested, or, to the extent not yet vested, is subject to vest, in three, equal (or substantially equal) one-third annual installments on the first three anniversaries of the grant date, subject to continuous employment.

(2)	Award of RSUs in this row is subject to vest in three, equal (or substantially equal) one-third annual installments on the first three anniversaries of the grant date, subject to continuous employment.

(3)	Award of PSUs in this column represent the issuable number of PSUs granted under the 2020 Omnibus Incentive Plan, assuming the applicable actual or maximum level of performance is achieved and all NEOs remained continuously employed through the applicable vesting date. Award of PSUs in this column are eligible to vest subject to the achievement of pre-established EPS goals during each applicable performance period (the three-year period beginning on January 1, 2023 and ending on December 31, 2025 (the “2023 PSU Awards”), the three-year period beginning on January 1, 2024 and ending on December 31, 2026 (the “2024 PSU Awards”), and the three-year period beginning on January 1, 2025 and ending on December 31, 2027 (the “2025 PSU Awards”), respectively), which goals are subject to certain adjustments, and continuous employment through each applicable performance period.

(4)	Represents the value of unvested PSUs using the closing price of our Common Stock on December 31, 2025 ($76.67), assuming achievement as follows for each applicable performance period: actual level of performance for the 2023 PSU Awards and maximum level of performance for the 2024 PSU Awards and 2025 PSU Awards.

(5)	Award of stock options in this row has vested, or, to the extent not yet vested, is subject to vest, in five annual installments with 10% vesting on the first anniversary of the grant date, 15% vesting on the second anniversary of the grant date, 20% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 30% vesting on the fifth anniversary of the grant date, subject to continuous employment.

(6)	Award of RSUs in this row is subject to vest in five annual installments with 10% vesting on the first anniversary of the grant date, 15% vesting on the second anniversary of the grant date, 20% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 30% vesting on the fifth anniversary of the grant date, subject to continuous employment.

(7)	Award of PSUs are scheduled to vest in one installment following the achievement of the performance criteria in the applicable performance period, subject to continuous employment.

(8)	Award of RSUs in this row is subject to vest in four, equal (or substantially equal) one-fourth annual installments on the first four anniversaries of the grant date, subject to continuous employment.

(9)	Award of stock options in this row has vested, or, to the extent not yet vested, is subject to vest, in four, equal (or substantially equal) one-fourth annual installments on the first four anniversaries of the grant date, subject to continuous employment.

2025 Option Exercises and Stock Vested Table

The following table summarizes exercise of stock options and stock vested by our NEOs during the Company’s fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)
Hilton H. Schlosberg	634,428	31,582,202	238,561	13,142,325
Rodney C. Sacks	1,245,428	58,186,857	238,561	13,142,325
Thomas J. Kelly	24,000	513,029	14,934	822,714
Emelie C. Tirre	103,318	2,691,952	34,420	1,892,082
Guy P. Carling	75,438	1,969,270	34,420	1,892,082
Rob L. Gehring	-	-	10,000	635,100

(1)	The value realized upon the exercise of the stock options reflects the number of options multiplied by the difference between the closing stock price of our Common Stock on the date of the exercise and the exercise price of the options.

(2)	The value realized upon vesting of the RSU awards represents the number of shares of our Common Stock underlying such RSU awards multiplied by the closing stock price of our Common Stock on the date the awards vested.

(3)	The value realized upon vesting of the 2022 PSU Awards granted under the 2020 Omnibus Incentive Plan represents the number of shares of our Common Stock underlying such PSU awards, multiplied by the closing stock price of our Common Stock on March 14, 2025 ($55.09), the date the shares underlying such PSU awards were released.

Pension Benefits

We do not maintain or make contributions to a defined benefit plan for any of our NEOs.

2025 Non-Qualified Deferred Compensation Table

The following table summarizes the contributions, earnings and withdrawals by our NEOs during the Company’s fiscal year ended December 31, 2025. For additional details regarding the Deferred Compensation Plan, see “Compensation Discussion and Analysis - Deferred Compensation Plan.”

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Hilton H. Schlosberg	557,080	-	399,414	-	4,268,644
Rodney C. Sacks	-	-	-	-	-
Thomas J. Kelly	-	-	-	-	-
Emelie C. Tirre	-	-	-	-	-
Guy P. Carling	-	-	-	-	-
Rob L. Gehring	78,000	-	7,464	-	85,464

(1)	All contributions shown are included in the “Salary” column of the 2025 Summary Compensation Table.

(2)	The amount reported in the earnings column above is not reported as compensation in the Summary Compensation Table because the applicable earnings rate was not in excess of market rates.

(3)	With respect to Mr. Schlosberg, amount includes amounts previously reported in the Summary Compensation Table for years prior to 2025 as “Salary” in the following aggregate amount: $2,951,031. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our NEOs in the event of a termination of their employment or a change of control. The following tables and narrative disclosure summarize the payments to each of our NEOs assuming that one of the events listed in the tables below occurs. The tables assume that the event occurred on December 31, 2025, the last day of our most recently completed fiscal year.

Key Employment Agreement and Equity Award Agreement Definitions

For purposes of the Sacks Employment Agreement, the Schlosberg Employment Agreement, the Tirre Employment Agreement (and the A&R Tirre Employment Agreement) and the Gehring Employment Agreement (and the A&R Gehring Employment Agreement) described in this section, “cause” (under which we, in the case of Mr. Sacks and Mr. Schlosberg, and MEC, in the case of Ms. Tirre and Mr. Gehring, may terminate their employment) is defined as: (i) an act or acts of dishonesty or gross misconduct on the executive’s part which results or is intended to result in material damage to our business or reputation; or (ii) repeated material violations by the executive of his or her obligations relating to his or her position and duties, which violations are demonstrably willful and deliberate on the executive’s part and which result in material damage to our business or reputation and as to which material violations our Board has notified the executive in writing.

For purposes of the Sacks Employment Agreement, the Schlosberg Employment Agreement, the Tirre Employment Agreement and the Gehring Employment described in this section, “constructive termination” (under which Mr. Sacks and Mr. Schlosberg may terminate their employment) and “good reason” (under which Ms. Tirre and Mr. Gehring may terminate their employment) are defined as: (i) without the written consent of the executive, (A) the assignment to the executive of any duties inconsistent in any substantial respect with the executive’s position, authority or responsibilities as contemplated by the position and duties described in his or her employment agreement, or (B) any other substantial adverse change in such position, including titles, authority or responsibilities; (ii) any failure by us or MEC, as applicable, to comply with any of the provisions of his or her employment agreement, other than an insubstantial or inadvertent failure, remedied by us promptly or MEC, as applicable, after receipt of notice thereof given by the executive; (iii) our requiring the executive without his or her consent to be based at any office location outside of Riverside County, California or Orange County, California, except for travel reasonably required in the performance of the executive’s responsibilities; or (iv) any failure by the Company or MEC, as applicable, to obtain the assumption and agreement by a successor entity to perform his or her employment agreement, provided that the successor entity has had actual written notice of the existence of his or her employment agreement and its terms and an opportunity to assume the Company’s or MEC’s, as applicable, responsibilities under his or her employment agreement during a period of 10 business days after receipt of such notice.

For purposes of the Sacks Employment Agreement, the Schlosberg Employment Agreement, the Tirre Employment Agreement and the Gehring Employment Agreement described in this section, “disability” is defined as any disability which would entitle the executive to receive full long-term disability benefits under our or MEC’s long-term disability plan, as applicable, or if no such plan will then be in effect, any physical or mental disability or incapacity which renders the executive incapable of performing the services and obligations required of him or her relating to the executive’s position and duties for a period of more than 120 days in the aggregate during any 12-month period during the employment period.

For purposes of all the PSU agreements associated with PSUs granted under the 2020 Omnibus Incentive Plan, “cause” is as defined in any employment or consulting agreement or similar services agreement between the executive and the Company or one of its affiliates, or, in the absence of any such employment, consulting or similar services agreement, the executive’s (i) act(s) of fraud or dishonesty, (ii) knowing and material failure to comply with applicable laws or regulations or satisfactorily perform the executive’s services with the Company or its affiliates, (iii) insubordination, or (iv) drug or alcohol abuse.

For purposes of all the stock option agreements associated with stock options under the 2011 Omnibus Incentive Plan, “change in control” is defined as: (i) the acquisition of “Beneficial Ownership” by any person (as defined in Rule 13(d)-3 and 13(d)-5 under the Exchange Act), corporation or other entity other than us or a wholly-owned subsidiary of ours of 50% or more of our outstanding stock; (ii) the sale or disposition of substantially all of our assets; or (iii) our merger with another corporation in which our Common Stock is no longer outstanding after such merger.

For purposes of all the stock option agreements associated with stock options granted under the 2011 Omnibus Incentive Plan, “cause” (under which we may terminate their employment) is defined as the individual’s act of fraud or dishonesty, knowing and material failure to comply with applicable laws or regulations or drug or alcohol abuse; and “total disability” is defined as the complete and permanent inability of the executive to perform all his duties of employment with us.

Hilton H. Schlosberg
Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Non- Renewal by Executive ($)	Cause ($)	Voluntary Termination ($)	Termination by Corporation Other Than for Cause or Disability or Termination by the Executive for Constructive Termination or Good Reason ($)	Termination without Cause or Constructive Dismissal Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)	(e)	(f)
Base Salary	1,250,000	1,250,000	-	-	625,000	2,548,077	2,548,077
Bonus	-	-	-	-	-	3,750,000	3,750,000
Vacation	192,308	192,308	192,308	192,308	192,308	192,308	192,308
Benefit Plans	38,167	39,119	-	19,559	19,559	58,678	58,678
Automobile	44,054	44,054	-	-	-	66,081	66,081
Perquisites & Other Personal Benefits	-	-	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	-	-	62,869,269
Total	1,524,529	1,525,481	192,308	211,867	836,867	6,615,144	69,484,413

(a)	Under the Schlosberg Employment Agreement, upon termination due to death or disability, Mr. Schlosberg, or his legal representative, would be entitled to continuation of base salary, payment of benefit premiums for himself and his family and automobile benefits for a period of one year from the date of termination and payment for accrued vacation.

(b)	Under the Schlosberg Employment Agreement, upon non-renewal by Mr. Schlosberg, Mr. Schlosberg would be entitled to payment for accrued vacation.

(c)	Under the Schlosberg Employment Agreement, upon termination by us for cause, Mr. Schlosberg would be entitled to payment of benefit premiums for himself and his family for a period of six months from the date of termination and payment for accrued vacation.

(d)	Upon voluntary termination by Mr. Schlosberg, Mr. Schlosberg would be entitled to payment of his full base salary for a period of six months from the date of termination, payment of benefit premiums for himself and his family for a period of six months from the date of termination and payment for accrued vacation.

(e)	Under the Schlosberg Employment Agreement, upon termination by us without cause or termination by Mr. Schlosberg for constructive termination, or if we elected not to renew his employment agreement, Mr. Schlosberg would be entitled to a payment of two times his base salary, at the rate in effect on the date of termination, and a pro-rata portion of the bonus received in the year immediately prior to the year of the termination date, payable in the same manner and at the same time as the other senior officers of the Company, as if he remained employed through the applicable payment date. In addition, Mr. Schlosberg would be entitled to payment of all benefit premiums and automobile benefits for the period from the date of termination through the date which is eighteen months from the date of termination. Also, in the case of termination without cause, Mr. Schlosberg would be entitled to two weeks base salary in lieu of notice at the rate in effect on the date of termination. Finally, under Mr. Schlosberg’s PSU agreements, if Mr. Schlosberg’s employment is terminated by us without cause or by Mr. Schlosberg for good reason, any unvested portion of the PSU award is forfeited except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Mr. Schlosberg.

(f)	Under Mr. Schlosberg’s RSU and stock option agreements associated with grants under the 2020 Omnibus Incentive Plan, in the event of an involuntary termination without cause or for good reason within 24 months following a change in control, all RSU and stock option awards, as applicable, will immediately vest or become exercisable in their entirety. With respect to Mr. Schlosberg’s stock option agreements associated with grants of stock options under the 2011 Omnibus Incentive Plan, options may, with the consent of Mr. Schlosberg, be purchased by the Company for cash at a price equal to the aggregate of the fair market value for one (1) share of our Common Stock less the purchase price payable by Mr. Schlosberg to exercise the options as set forth under each option agreement, multiplied by the number of shares of Common Stock which Mr. Schlosberg has the option to purchase. Under Mr. Schlosberg’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the first year of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on target performance with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Mr. Schlosberg’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the second or third years of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on the actual level of performance for the portion of the performance period which has elapsed with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested.

Rodney C. Sacks
Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Non- Renewal by Executive ($)	Cause ($)	Voluntary Termination ($)	Termination by Corporation Other Than for Cause or Disability or Termination by the Executive for Constructive Termination or Good Reason ($)	Termination without Cause or Constructive Dismissal Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)	(e)	(f)
Base Salary	1,083,077	1,083,077	-	-	-	2,207,811	2,207,811
Bonus	-	-	-	-	-	2,721,094	2,721,094
Vacation	138,462	138,462	138,462	138,462	138,462	138,462	138,462
Benefit Plans	107,109	108,060	-	54,030	54,030	162,090	162,090
Automobile	61,744	61,744	-	-	-	92,616	92,616
Perquisites & Other Personal Benefits	-	-	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	-	-	56,631,921
Total	1,390,392	1,391,343	138,462	192,492	192,492	5,322,073	61,953,994

(a)	Under the Sacks Employment Agreement and the Sacks Transition Letter, upon termination due to death or disability, Mr. Sacks, or his legal representative, would be entitled to continuation of base salary, payment of benefit premiums for himself and his family and automobile benefits for a period of one year from the date of termination and payment for accrued vacation.

(b)	Under the Sacks Employment Agreement, upon non-renewal by Mr. Sacks, Mr. Sacks would be entitled to payment for accrued vacation.

(c)	Under the Sacks Employment Agreement, upon termination by us for cause, Mr. Sacks would be entitled to payment of benefit premiums for himself and his family for a period of six months from the date of termination and payment for accrued vacation.

(d)	Under the Sacks Transition Letter, Mr. Sacks waived his right to any severance payments following a voluntary termination, including in connection with his retirement as contemplated by the Sacks Transition Letter.

(e)	Under the Sacks Employment Agreement and the Sacks Transition Letter, upon termination by us without cause or termination by Mr. Sacks for constructive termination, or if we elected not to renew his employment agreement, Mr. Sacks would be entitled to a payment of two times his base salary, at the rate in effect immediately before the Sacks Transition Effective Time, and a pro-rata portion of the bonus received in the year immediately prior to the year of the termination date, payable in the same manner and at the same time as the other senior officers of the Company, as if he remained employed through the applicable payment date. In addition, Mr. Sacks would be entitled to payment of all benefit premiums and automobile benefits for the period from the date of termination through the date which is eighteen months from the date of termination. Also, in the case of termination without cause, Mr. Sacks would be entitled to two weeks base salary in lieu of notice at the rate in effect on the date of termination. Finally, under Mr. Sacks’ PSU agreements, if Mr. Sacks’ employment is terminated by us without cause or by Mr. Sacks for good reason, any unvested portion of the PSU award is forfeited, except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Mr. Sacks.

(f)	Under Mr. Sacks’ RSU and stock option agreements associated with grants under the 2020 Omnibus Incentive Plan, in the event of an involuntary termination without cause or for good reason within 24 months following a change in control, all RSU and stock option awards, as applicable, will immediately vest or become exercisable in their entirety. With respect to Mr. Sacks’ stock option agreements associated with grants of stock options under the 2011 Omnibus Incentive Plan, options may, with the consent of Mr. Sacks, be purchased by the Company for cash at a price equal to the aggregate of the fair market value for one (1) share of our Common Stock less the purchase price payable by Mr. Sacks to exercise the options as set forth under each option agreement, multiplied by the number of shares of Common

Stock which Mr. Sacks has the option to purchase. Under Mr. Sacks’ PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the first year of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on target performance with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Mr. Sacks’ PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the second or third years of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on the actual level of performance for the portion of the performance period which has elapsed with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested.

Thomas J. Kelly
Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Cause or Voluntary Termination ($)	Termination by Corporation Other Than for Cause or Disability ($)	Termination without Cause or Constructive Dismissal Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)
Base Salary	-	-	-	-	339,000
Vacation	59,676	59,676	59,676	59,676	-
Benefit Plans	2,108	2,108	2,108	2,108	-
Automobile	-	-	-	-	-
Perquisites & Other Personal Benefits	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	3,695,784
Total	61,784	61,784	61,784	61,784	4,034,784

(a)	Under our general employment practices, upon termination due to death or disability, Mr. Kelly, or his legal representative, is entitled to payment for accrued vacation and payment of benefit premiums for dependent for one month from the date of termination.

(b)	Under our general employment practices, upon termination by us for cause or voluntary termination by Mr. Kelly, Mr. Kelly is entitled to payment for accrued vacation and payment of benefit premiums for himself and dependent for one month from the date of termination.

(c)	Under our general employment practices, upon termination by us without cause, Mr. Kelly is entitled to payment for accrued vacation and payment of benefit premiums for himself and dependent for one month from the date of termination. Under Mr. Kelly’s PSU agreements, if Mr. Kelly’s employment is terminated by us without cause or by Mr. Kelly for good reason, any unvested portion of the PSU award is forfeited except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Mr. Kelly.

(d)	Under the Amendment to Conditions of Employment of Mr. Kelly dated December 7, 1999, if, following a change in control, Mr. Kelly’s employment with us is terminated by us other than for cause or in the event that Mr. Kelly resigns under circumstances which constitute constructive dismissal by us of Mr. Kelly, then Mr. Kelly will be entitled to receive severance pay from us as follows: if termination occurs within the first six (6) months after the change in control occurs, Mr. Kelly will be entitled to six (6) months’ severance pay in the amount of $339,000; if termination occurs between six (6) and twelve (12) months after the change in control occurs, Mr. Kelly will be entitled to five (5) months’ severance pay in the amount of $282,500; if termination occurs between twelve (12) and eighteen (18) months after the change in control occurs, Mr. Kelly will be entitled to four (4) months’ severance pay in the amount of $226,000 and if the termination occurs between eighteen (18) and twenty-four (24) months after the change in control occurs, Mr. Kelly will be entitled to three (3) months’ severance pay in the amount of $169,500. Had the Severance

Plan been in effect on December 31, 2025, Mr. Kelly would have instead been entitled to receive severance pay from us as follows: (i) upon termination by us without cause or termination by Mr. Kelly for good reason before a change in control or twenty-four (24) months after a change in control, Mr. Kelly would be entitled to receive twelve (12) months of base salary, a pro-rated annual bonus for the year of termination, and up to twelve (12) months of continued health insurance premiums, and (ii) upon termination by us without cause or termination by Mr. Kelly for good reason within twenty-four (24) months following a change in control, Mr. Kelly would be entitled to receive eighteen (18) months of base salary plus one and one-half (1.5) times his annual bonus, a pro-rated annual bonus for the year of termination, and up to eighteen (18) months of continued health insurance premiums. Under Mr. Kelly’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the first year of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on target performance with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Mr. Kelly’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the second or third years of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on the actual level of performance for the portion of the performance period which has elapsed with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Mr. Kelly’s RSU and stock option agreements associated with grants under the 2020 Omnibus Incentive Plan, in the event of an involuntary termination without cause or for good reason within 24 months following a change in control, all RSU and stock option awards, as applicable, will immediately vest or become exercisable in their entirety.

Emelie C. Tirre
Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Non- Renewal by Executive ($)	Cause ($)	Voluntary Termination ($)	Termination by MEC Other Than for Cause or Disability or Termination by the Executive for Good Reason ($)	Termination without Cause or Good Reason Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)	(e)	(f)
Base Salary	908,000	908,000	-	-	-	908,000	1,362,000
Bonus	1,276,875	-	1,276,875	-	1,276,875	1,276,875	1,915,313
Vacation	102,080	102,080	102,080	102,080	102,080	102,080	102,080
Benefit Plans	10,384	10,384	-	865	865	10,384	15,575
Automobile	12,000	12,000	-	-	-	-	-
Perquisites & Other Personal Benefits	-	-	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	-	-	9,297,980
Total	2,309,339	1,032,464	1,378,955	102,945	1,379,820	2,297,339	12,692,948

(a)	Under the Tirre Employment Agreement (and the A&R Tirre Employment Agreement), upon termination due to death or disability, Ms. Tirre, or her legal representative, would be entitled to continuation of base salary, payment of benefit premiums for herself and her family and automobile benefits for a period of one year from the date of termination and payment for accrued vacation, pay and unreimbursed expenses.

(b)	Under the Tirre Employment Agreement (and the A&R Tirre Employment Agreement), upon non-renewal by Ms. Tirre, Ms. Tirre would be entitled to payment for accrued vacation, pay and unreimbursed expenses.

(c)	Under the Tirre Employment Agreement (and the A&R Tirre Employment Agreement), upon termination by MEC for cause, Ms. Tirre would be entitled to payment for accrued vacation, pay and unreimbursed expenses, except for any earned but unpaid annual bonus for the year in which the termination occurs.

(d)	Under the Tirre Employment Agreement (and the A&R Tirre Employment Agreement), upon voluntary termination by Ms. Tirre, Ms. Tirre would be entitled to payment for accrued vacation, pay and unreimbursed expenses.

(e)	Under the Tirre Employment Agreement (and the A&R Tirre Employment Agreement), upon termination by MEC without cause or termination by Ms. Tirre for good reason, or if MEC elects not to renew her employment agreement, Ms. Tirre would be entitled to a cash payment, subject to her execution and non-revocation of a severance agreement, of one times her base salary, at the rate in effect on the date of termination, payable in twelve substantially equal monthly installments. In addition, Ms. Tirre, her spouse or domestic partner and members of her immediate family, as applicable, would be entitled to payment of all benefit premiums for up to twelve months from the date of termination, and payment for accrued vacation, pay, earned and pro-rated bonus and unreimbursed expenses. Finally, under Ms. Tirre’s PSU agreements, if Ms. Tirre’s employment is terminated by MEC without cause or by Ms. Tirre for good reason, any unvested portion of the PSU award is forfeited except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Ms. Tirre.

(f)	Under Ms. Tirre’s stock option agreements associated with grants of stock options under the 2011 Omnibus Incentive Plan, the Board may, at any time, in its sole discretion, provide that upon the occurrence of a change in control (as determined by the Board), all or a specified portion of any outstanding options subject to such agreements not theretofore exercisable, will immediately become exercisable and that any options subject to such agreements not exercised prior to such change in control will be canceled. Under the Tirre Employment Agreement, upon termination by MEC without cause or termination by Ms. Tirre for good reason during the period between the date of a change in control and twelve months (and under the A&R Tirre Employment Agreement, twenty-four months) following the date of a change in control, Ms. Tirre would be entitled to a cash payment, subject to her execution and non-revocation of a severance agreement, of one and one-half times her base salary, at the rate in effect on the date of termination, payable in eighteen substantially equal monthly installments, and Ms. Tirre, her spouse or domestic partner and members of her immediate family, as applicable, would be entitled to payment of all benefit premiums for up to eighteen months from the date of termination, payment for accrued vacation, pay, earned and pro-rated bonus and unreimbursed expenses, and under the A&R Tirre Employment Agreement, had it been in effect on December 31, 2025, one and one-half times Ms. Tirre’s annual bonus. Under Ms. Tirre’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the first year of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on target performance with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Ms. Tirre’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the second or third years of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on the actual level of performance for the portion of the performance period which has elapsed with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Ms. Tirre’s RSU and stock option agreements associated with grants under the 2020 Omnibus Incentive Plan, in the event of an involuntary termination without cause or for good reason within 24 months following a change in control, all RSU and stock option awards, as applicable, will immediately vest or become exercisable in their entirety.

Guy P. Carling
Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Cause or Voluntary Termination ($)	Termination by Corporation Other Than for Cause or Disability ($)	Termination without Cause or Constructive Dismissal Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)
Base Salary	-	-	-	196,754	196,754
Vacation	-	-	-	-	-
Benefit Plans	-	-	-	-	-
Automobile	-	-	-	-	-
Perquisites & Other Personal Benefits	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	9,297,980
Total	-	-	-	196,754	9,494,734

(a)	Under our general employment practices, upon termination due to death or disability, Mr. Carling, or his legal representative, is entitled to payment for accrued vacation.

(b)	Under our general employment practices, upon termination by us for cause or voluntary termination by Mr. Carling, Mr. Carling is entitled to payment for accrued vacation.

(c)	Under our general employment practices, upon termination by us without cause, Mr. Carling is entitled to payment for accrued vacation. Under the Statement of Terms and Conditions of Employment of Mr. Carling dated February 2007, if Mr. Carling’s employment is terminated, he is entitled to twelve (12) weeks of notice. In lieu of this notice, the Company may terminate Mr. Carling’s employment summarily upon payment equal to Mr. Carling’s salary calculated over Mr. Carling’s entitlement or remaining entitlement to notice. Under Mr. Carling’s PSU agreements, if Mr. Carling’s employment is terminated by us without cause or by Mr. Carling for good reason, any unvested portion of the PSU award is forfeited except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Mr. Carling.

(d)	Under Mr. Carling’s stock option agreements associated with grants of stock options under the 2011 Omnibus Incentive Plan, the Board may, at any time, in its sole discretion, provide that upon the occurrence of a change in control (as determined by the Board), all or a specified portion of any outstanding options subject to such agreements not theretofore exercisable, will immediately become exercisable and that any options subject to such agreements not exercised prior to such change in control will be canceled. Under the Statement of Terms and Conditions of Employment of Mr. Carling dated February 2007, if Mr. Carling’s employment is terminated, he is entitled to twelve (12) weeks of notice. In lieu of this notice, the Company may terminate Mr. Carling’s employment summarily upon payment equal to Mr. Carling’s salary calculated over Mr. Carling’s entitlement or remaining entitlement to notice. Had the Severance Plan been in effect on December 31, 2025, Mr. Carling would have instead been entitled to receive severance pay from us as follows: (i) upon termination by us without cause or termination by Mr. Carling for good reason before a change in control or twenty-four (24) months after a change in control, Mr. Carling would be entitled to receive twelve (12) months of base salary, a pro-rated annual bonus for the year of termination, and up to twelve (12) months of continued health insurance premiums, and (ii) upon termination by us without cause or termination by Mr. Carling for good reason within twenty-four (24) months following a change in control, Mr. Carling would be entitled to receive eighteen (18) months of base salary plus one and one-half (1.5) times his annual bonus, a pro-rated annual bonus for the year of termination, and up to eighteen (18) months of continued health insurance premiums. Under Mr. Carling’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the first year of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on target performance with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Mr. Carling’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the second or third years of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on the actual level of performance for the portion of the performance period which has elapsed with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Mr. Carling’s RSU and stock option agreements associated with grants under the 2020 Omnibus Incentive Plan, in the event of an involuntary termination without cause or for good reason within 24 months following a change in control, all RSU and stock option awards, as applicable, will immediately vest or become exercisable in their entirety.

Rob L. Gehring
Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Non- Renewal by Executive ($)	Cause ($)	Voluntary Termination ($)	Termination by MEC Other Than for Cause or Disability or Termination by the Executive for Good Reason ($)	Termination without Cause or Good Reason Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)	(e)	(f)
Base Salary	780,000	780,000	-	-	-	780,000	1,170,000
Bonus	1,096,875	-	1,096,875	-	1,096,875	1,096,875	1,645,313
Vacation	60,578	60,578	60,578	60,578	60,578	60,578	60,578
Benefit Plans	24,951	24,951	-	2,079	2,079	24,951	37,427
Automobile	12,000	12,000	-	-	-	-	-
Perquisites & Other Personal Benefits	-	-	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	-	-	2,870,565
Total	1,974,404	877,529	1,157,453	62,657	1,159,532	1,962,404	5,783,883

(a)	Under the Gehring Employment Agreement (and the A&R Gehring Employment Agreement), upon termination due to death or disability, Mr. Gehring, or his legal representative, would be entitled to continuation of base salary, payment of benefit premiums for himself and his family and automobile benefits for a period of one year from the date of termination and payment for accrued vacation, pay and unreimbursed expenses.

(b)	Under the Gehring Employment Agreement (and the A&R Gehring Employment Agreement), upon non-renewal by Mr. Gehring, Mr. Gehring would be entitled to payment for accrued vacation, pay and unreimbursed expenses.

(c)	Under the Gehring Employment Agreement (and the A&R Gehring Employment Agreement), upon termination by MEC for cause, Mr. Gehring would be entitled to payment for accrued vacation, pay and unreimbursed expenses, except for any earned but unpaid annual bonus for the year in which the termination occurs.

(d)	Under the Gehring Employment Agreement (and the A&R Gehring Employment Agreement), upon voluntary termination by Mr. Gehring, Mr. Gehring would be entitled to payment for accrued vacation, pay and unreimbursed expenses.

(e)	Under the Gehring Employment Agreement (and the A&R Gehring Employment Agreement), upon termination by MEC without cause or termination by Mr. Gehring for good reason, Mr. Gehring would be entitled to a cash payment, subject to his execution and non-revocation of a severance agreement, of one times his base salary, at the rate in effect on the date of termination, payable in twelve substantially equal monthly installments. In addition, Mr. Gehring, his spouse or domestic partner and members of his immediate family, as applicable, would be entitled to payment of all benefit premiums for up to twelve months from the date of termination, and payment for accrued vacation, pay, earned and pro-rated bonus and unreimbursed expenses. Under the Gehring Employment Agreement, if MEC elects not to renew his employment agreement, Mr. Gehring would be entitled to a cash payment, subject to his execution and non-revocation of a severance agreement, of one-half times his base salary, at the rate in effect on the date of termination, payable in six substantially equal monthly installments. In addition, Mr. Gehring, his spouse or domestic partner and members of his immediate family, as applicable, would be entitled to payment of all benefit premiums for up to six months from the date of termination, and payment for accrued vacation, pay, earned and pro-rated bonus and unreimbursed expenses. Finally, under Mr. Gehring’s PSU agreements, if Mr. Gehring’s employment is terminated by MEC without cause or by Mr. Gehring for good reason, any unvested portion of the PSU award is forfeited except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Mr. Gehring.

(f)	Under the Gehring Employment Agreement, upon termination by MEC without cause or termination by Mr. Gehring for good reason during the period between the date of a change in control and twelve months (and under the A&R Gehring Employment Agreement, twenty-four months) following the date of a change in control, Mr. Gehring would be entitled to a cash payment, subject to his execution and non-revocation of a severance agreement, of one and one-half times his base salary, at the rate in effect on the date of termination, payable in eighteen substantially equal monthly installments, and Mr. Gehring, his spouse or domestic partner and members of his immediate family, as applicable, would be entitled to payment of all benefit premiums for up to eighteen months from the date of termination, payment for accrued vacation, pay, earned and pro-rated bonus and unreimbursed expenses, and under the A&R Gehring Employment Agreement, had it been in effect on December 31, 2025, one and one-half times Mr. Gehring’s annual bonus. Under Mr. Gehring’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the first year of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on target performance with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Mr. Gehring’s PSU agreements associated with grants of PSU awards under the 2020 Omnibus Incentive Plan, upon a change in control which occurs within the second or third years of the performance period and results in such award to be assumed or replaced, (i) the entire portion of the PSU award automatically converts into RSUs with the number of shares to be converted based on the actual level of performance for the portion of the performance period which has elapsed with as-scheduled vesting to remain unchanged and (ii) in the event of an involuntary termination without cause or for good reason following a change in control which occurs within 24 months following such change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested. Under Mr. Gehring’s RSU and stock option agreements associated with grants under the 2020 Omnibus Incentive Plan, in the event of an involuntary termination without cause or for good reason within 24 months following a change in control, all RSU and stock option awards, as applicable, will immediately vest or become exercisable in their entirety.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation paid to our non-employee directors and Mr. Hall (an employee director) during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Ana Demel	-	261,876	-	-	261,876
James L. Dinkins	85,000	175,020	-	-	260,020
William W. Douglas III	90,000	175,020	-	-	265,020
Gary P. Fayard (6)	-	82,561	-	-	82,561
Mark J. Hall (5)	-	-	-	965,306	965,306
Tiffany M. Hall	44,375	218,513	-	-	262,888
Jeanne P. Jackson	-	267,466	-	-	267,466
Steven G. Pizula	127,500	175,020	-	-	302,520
Mark S. Vidergauz	195,000	175,020	-	-	370,020

(1)	The amounts reported in this column reflect the cash fees earned by each non-employee director in 2025. Cash fees deferred and received in the form of deferred stock units are included in the “Stock Awards” column of this Director Compensation Table.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of equity awards are disclosed in Note 13 to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The non-employee directors held the following numbers of outstanding deferred stock units as of December 31,

2025: Ms. Demel, 16,506; Mr. Dinkins, 0; Mr. Douglas, 0; Mr. Fayard, 53,531; Ms. Hall, 13,562; Ms. Jackson, 34,614; Mr. Pizula, 23,800; and Mr. Vidergauz, 0. Each non-employee director (other than Messrs. Dinkins and Vidergauz) elected to defer the entire portion of their respective June 13, 2024 grants of RSUs, which vested on June 11, 2025. Ms. Demel, Mr. Fayard, Ms. Hall and Ms. Jackson elected to defer all or a portion of their 2025 cash compensation into deferred stock units, as reflected in further detail in the table below.

Name	Grant Date of Deferred Stock Units	Number of Deferred Stock Units (#)	Grant Date Fair Value of Deferred Stock Units ($)
Ana Demel	01/08/2025 04/07/2025 07/08/2025 10/07/2025	412 372 345 339	21,259 21,245 21,249 23,103
Gary P. Fayard	01/08/2025 04/07/2025 07/08/2025	533 482 447	27,503 27,527 27,531
Tiffany M. Hall	01/08/2025 04/07/2025 07/08/2025 10/07/2025	206 186 173 170	10,630 10,622 10,655 11,586
Jeanne P. Jackson	01/08/2025 04/07/2025 07/08/2025 10/07/2025	448 405 375 339	23,117 23,130 23,096 23,103

(3)	The non-employee directors held the following numbers of RSUs as of December 31, 2025: Ms. Demel, 2,748; Mr. Dinkins, 2,748; Mr. Douglas, 2,748; Mr. Fayard, 0; Ms. Hall, 2,748; Ms. Jackson, 2,748; Mr. Pizula, 2,748; and Mr. Vidergauz, 2,748. For those non-employee directors who held RSUs as of December 31, 2025, such RSUs were granted on June 13, 2025 and will vest on the last business day prior to the Annual Meeting. The aggregate grant date fair value for each such grant of RSUs was approximately $175,020, which amount, as applicable, is reflected in this column. Each RSU represents either (i) a contingent right to receive one share of Common Stock or (ii) a cash amount equal to the number of shares received as of the vesting date (the last business day prior to the Annual Meeting).

(4)	The non-employee directors held no outstanding stock options as of December 31, 2025.

(5)	Mr. Hall received no compensation as a director in 2025. As an employee of MEC, in 2025, Mr. Hall received a base salary of $870,000, an automobile allowance of $7,984, a 401(k) match of $7,852, payment of benefits premiums of $24,951, a personal equipment allowance of $598, and a housing and utilities allowance of $53,921. Mr. Hall held 150,000 outstanding stock options as of December 31, 2025.

(6)	Mr. Fayard did not stand for re-election and retired from the Board, effective as of the Company’s 2025 annual shareholder meeting.

In 2025, non-employee directors were entitled to receive an annual cash retainer of $85,000. Except for committee chairs, members of the Audit Committee received an additional annual cash retainer of $10,000 and members of the Compensation Committee and the Nominating and Corporate Governance Committee received an additional annual retainer of $7,500. The chairman of the Audit Committee received an additional annual retainer of $25,000 and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual cash retainer of $22,500. The Lead Independent Director received an additional annual cash retainer of $40,000. In 2025, non-employee directors were entitled to receive an annual equity retainer of approximately $175,000, delivered in the form of RSUs that generally vest one day prior to the immediately following annual meeting. As described below under “Non-Employee Directors Equity Compensation Plans,” RSUs may be deferred under the Deferred Compensation Plan for Non-Employee Directors. Further, non-employee directors are subject to stock ownership guidelines.

Non-Employee Directors Equity Compensation Plans

In 2017, the Company adopted the 2017 Directors Plan, a successor plan to the 2009 Monster Beverage Corporation Stock Incentive Plan for Non-Employee Directors. The 2017 Directors Plan permits the granting of stock options, stock appreciation rights, restricted shares or RSUs, deferred awards, dividend equivalents and other share-based awards up to an aggregate of 2,500,000 shares of Common Stock to non-employee directors of the Company.

Each calendar year, a non-employee director will receive an annual cash retainer and an annual equity retainer, as provided for in the 2017 Directors Plan, which may be modified from time to time. Currently, with respect to equity awards, each non-employee director receives an award of RSUs at each annual meeting of the Company’s stockholders or promptly thereafter. A non-employee director’s annual award of RSUs will generally vest on earliest to occur of: (a) the last business day immediately preceding the annual meeting of the Company’s stockholders in the calendar year following the calendar year in which the grant date occurs, (b) a Change of Control (as defined in the 2017 Directors Plan), (c) the non-employee director’s death, or (d) the date of the non-employee director’s separation from service due to disability, so long as the non-employee director remains a non-employee director through such date. The Board of Directors may in its discretion award stock options, stock appreciation rights, restricted stock and other share-based awards to non-employee directors in lieu of or in addition to RSUs. The Board of Directors may amend or terminate the 2017 Directors Plan at any time, subject to certain limitations set forth in the 2017 Directors Plan.

In 2017, the Company adopted the Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors (as a sub plan to the 2017 Directors Plan), pursuant to which the Board of Directors may permit non-employee directors to elect, at such times and in accordance with rules and procedures (or sub-plan) adopted by the Board of Directors (which are intended to comply with Code Section 409A, as applicable), to receive all or any portion of such non-employee director’s compensation, whether payable in cash or in equity, on a deferred basis. The 2017 Directors Plan was adopted to effectuate any such deferrals. The 2017 Directors Plan is administered by the Board of Directors. Each award granted under the 2017 Directors Plan will be evidenced by a written agreement and will contain the terms and conditions that the Board of Directors deems appropriate.

In February 2022, the Board of Directors amended and restated the 2017 Directors Plan to require each non-employee director to satisfy the share ownership guidelines set forth below, as may be modified by the Board of Directors from time to time. The current share ownership guidelines provide that non-employee directors of the Company must:

●	Hold shares of Company Common Stock having a total value of five times the annual retainer payable to a non-employee director (excluding any portion of the annual retainer attributable to a non-employee director’s service as a member of a subcommittee, as a chair of a subcommittee or as the lead independent director, as applicable). For this purpose, deferred shares or deferred restricted stock units will be deemed held, to the extent vested.

●	The minimum stock ownership level must be achieved by each non-employee director by the fifth anniversary of such non-employee director’s initial appointment to the Board of Directors.

●	Once achieved, ownership of the guideline amount should be maintained for so long as the non-employee director retains his or her seat on the Board of Directors.

●	There may be rare instances where these guidelines would place a hardship on a non-employee director. In these cases or in similar circumstances, the Board of Directors will make the final decision as to developing an alternative stock ownership guideline for a non-employee director that reflects the intention of these guidelines and his or her personal circumstances.

During 2025, each of our non-employee directors were in compliance with the share ownership guidelines.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2025 with respect to shares of our Common Stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by stockholders	24,200,855 (1)	$42.80 (2)	65,147,771 (3)

Equity compensation plans not approved by stockholders	-	-	-

Total	24,200,855	$42.80	65,147,771

(1)	Represents the number of shares of our Common Stock associated with stock options, RSUs, PSUs and deferred share units outstanding as of December 31, 2025.

(2)	Represents the weighted average exercise price of the 22,161,271 stock options disclosed in column (a) of this table.

(3)	Represents the number of shares of our Common Stock for the granting of stock options, stock appreciation rights, restricted stock, RSUs, performance awards and other share-based awards under the 2020 Omnibus Incentive Plan.

As of March 17, 2026, 63,429,716 shares were available for grant under equity compensation plans.

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to provide the ratio of the annual total compensation of Mr. Schlosberg, who served as the Company’s Chief Executive Officer in 2025, to the annual total compensation of the median employee of the Company for 2025.

To identify, and to determine the annual total compensation of, the median employee in 2025 we used the following methodology:

●	As of December 31, 2025, we employed 6,891 employees globally.
●	We collected payroll data of all active full-time and part-time employees globally as of December 31, 2025, which is also the date the Company selected for identifying its median employee.
●	We applied a six-month average exchange rate from July 1, 2025 through December 31, 2025, to convert all international currencies into U.S. dollars.
●	We used total cash compensation as of December 31, 2025 which includes base pay, bonus and other prevalent local allowances in certain foreign countries, as our consistently applied compensation measure, which we believe reasonably reflects the annual compensation of our employees (given the limited number of employees who receive equity awards) and consistently applies to all of our employees.
●	We annualized total cash compensation for full-time and part-time employees who were hired in 2025.
●

Using this methodology, we determined that the median employee was an exempt, full-time employee located in the U.S. with an annual total compensation of $88,521 for 2025, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which is the same manner in which Mr. Schlosberg’s annual total compensation was calculated in the Summary Compensation Table.

As reported in the Summary Compensation Table, Mr. Schlosberg’s annual total compensation for 2025 was $19,282,630, and the median annual total compensation of all employees of the Company and its subsidiaries (other than Mr. Schlosberg) was $88,521. Based on this information, for 2025, the ratio of the compensation of Mr. Schlosberg to the median annual total compensation of all other employees (other than Mr. Schlosberg) was estimated to be 218:1.

Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the above disclosure may not be comparable to the pay ratio reported by other companies and is only a reasonable estimate.

PAY VERSUS PERFORMANCE

The following tables and related disclosures have been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K of the Exchange Act (“Item 402(v)”) and provide information about (i) the total compensation (“SCT Total”) of our principal executive officers (“PEOs”) and our non-PEO NEOs (collectively, the “Non-PEO NEOs”) as presented in the Summary Compensation Table on page 33, (ii) the “compensation actually paid” (“CAP”) to our PEOs and our Non-PEO NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures. The below tables and disclosures do not necessarily reflect value actually realized by the NEOs or how the Compensation Committee evaluates compensation decisions in light of the Company’s performance or individual performance.

	Summary	Summary	Compensation	Compensation	Average	Average	Value of Fixed $100 Investment Based on:			Adjusted Operating
Year	Compensation Table Total for PEO Hilton H. Schlosberg ($)(1)	Compensation Table Total for Former PEO Rodney C. Sacks ($)(1)	Actually Paid to PEO Hilton H. Schlosberg ($)(1)	Actually Paid to Former PEO Rodney C. Sacks ($)(1)	Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Compensation Actually Paid to Non-PEO NEOs ($)(1)	Total Shareholder Return ($)(2)	Peer Group Total Shareholder Return ($)(3)	Net Income (In Thousands) ($)	Income (Non- GAAP) (In Thousands) ($)(4)
2025	19,282,630	13,845,537	56,281,111	45,275,425	3,307,908	6,931,572	166	124	1,905,432	2,522,215
2024	16,868,040	17,709,651	18,038,891	18,880,502	2,561,361	2,281,797	114	120	1,509,048	2,127,143
2023	17,805,908	17,875,482	23,904,895	23,974,469	3,182,634	4,210,627	125	120	1,630,988	2,012,539
2022	15,394,400	15,417,084	20,033,195	20,055,879	2,837,541	3,565,950	110	123	1,191,624	1,685,745
2021	16,686,528	16,707,577	18,121,808	18,142,857	2,013,059	1,961,241	104	116	1,377,475	1,816,831

(1)	For 2025, our PEOs were Hilton H. Schlosberg and Rodney C. Sacks, and our Non-PEO NEOs were Thomas J. Kelly, Emelie C. Tirre, Guy P. Carling and Rob L. Gehring. Mr. Sacks was no longer a PEO effective June 13, 2025. For 2024, 2023, 2022 and 2021, our PEOs were Hilton H. Schlosberg and Rodney C. Sacks, and our Non-PEO NEOs were Thomas J. Kelly, Emelie C. Tirre and Guy P. Carling.

(2)	The amounts represent an initial value of $100 on December 31, 2020 at the end of the fiscal years ended December 31, 2021 through 2025 and assumes that all dividends (if applicable) were reinvested.

(3)	The amounts represent an initial value of $100 into the Company’s peer group on a market capitalization weighted basis on December 31, 2020 at the end of the fiscal years ended December 31, 2021 through 2025 and assumes that all dividends (if applicable) were reinvested. The Company’s self-selected peer group is as described in Part II, Item 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, which is comprised of TCCC, Keurig Dr. Pepper Inc., Constellation Brands, Inc., Molson Coors Beverage Company and PepsiCo, Inc.

(4)	The Company has elected to present adjusted operating income, as the Company-selected measure to assist in understanding the changes in CAP over the fiscal years presented. For a reconciliation of adjusted operating income to operating income, the most directly comparable GAAP financial measure, see Appendix A.

A reconciliation of adjustments from SCT Total to CAP for our PEOs and Non-PEO NEOs is presented in the table below. For purposes of this reconciliation, because the Company historically has not paid dividends, no adjustment was made for the amount of any dividends or other earnings for any unvested stock awards on which dividends or other earnings were paid during any applicable fiscal year that were not otherwise included in the total compensation column of the SCT for the applicable fiscal year.

	PEO/	SCT Total	(a)	(b)	(c)	(d)	(e)	(f)	(g)	CAP Amounts
Year	Non-PEO NEOs	($)	($)	($)	($)	($)	($)	($)	($)	($)
	PEO Hilton H. Schlosberg	19,282,630	(14,180,811)	30,805,900	13,440,902	-	6,932,490	-	-	56,281,111
2025	Former PEO Rodney C. Sacks	13,845,537	(9,429,467)	20,485,963	13,440,902	-	6,932,490	-	-	45,275,425
	Non-PEO NEOs*	3,307,908	(1,301,343)	2,810,417	1,659,845	-	454,745	-	-	6,931,572
	PEO Hilton H. Schlosberg	16,868,040	(14,055,685)	11,601,946	4,772,335	-	(1,147,745)	-	-	18,038,891
2024	Former PEO Rodney C. Sacks	17,709,651	(14,055,685)	11,601,946	4,772,335	-	(1,147,745)	-	-	18,880,502
	Non-PEO NEOs*	2,561,361	(1,252,134)	1,027,936	57,972	-	(113,338)	-	-	2,281,797
	PEO Hilton H. Schlosberg	17,805,908	(13,746,659)	15,916,007	2,873,972	-	1,055,667	-	-	23,904,895
2023	Former PEO Rodney C. Sacks	17,875,482	(13,746,659)	15,916,007	2,873,972	-	1,055,667	-	-	23,974,469
	Non-PEO NEOs*	3,182,634	(1,490,600)	1,750,353	581,262	-	186,978	-	-	4,210,627
	PEO Hilton H. Schlosberg	15,394,400	(13,563,286)	21,055,402	1,634,689	-	(4,488,010)	-	-	20,033,195
2022	Former PEO Rodney C. Sacks	15,417,084	(13,563,286)	21,055,402	1,634,689	-	(4,488,010)	-	-	20,055,879
	Non-PEO NEOs*	2,837,541	(1,655,774)	2,583,986	414,736	-	(614,539)	-	-	3,565,950
	PEO Hilton H. Schlosberg	16,686,528	(13,529,221)	14,649,088	1,006,176	-	(690,763)	-	-	18,121,808
2021	Former PEO Rodney C. Sacks	16,707,577	(13,529,221)	14,649,088	1,006,176	-	(690,763)	-	-	18,142,857
	Non-PEO NEOs*	2,013,059	(841,200)	909,252	217,845	-	(337,715)	-	-	1,961,241

*	Amounts presented are averages for the entire group of Non-PEO NEOs in each respective year.

(a)	(Deduct): Aggregate value for stock awards and option awards included in SCT for the covered fiscal year.

(b)	Add: Fair value at year end of stock awards and option awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end.

(c)	Add (Deduct): The change in fair value (whether positive or negative) at the covered fiscal year end of stock awards and option awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end, as measured from the end of the prior fiscal year.

(d)	Add: Vesting date fair value of stock awards and option awards granted and vested during the covered fiscal year.

(e)	Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value (whether positive or negative) of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year.

(f)	Deduct: Fair value at the applicable fiscal year end of stock awards and option awards that were granted in any prior fiscal year that did not vest during the covered fiscal year by failing to satisfy the relevant vesting conditions for the applicable stock award or option award.

(g)	Add: Dividends or other earnings paid on stock awards or option awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Total for the covered fiscal year.

The following table lists the financial performance measures that, in the Company’s assessment, represent the most important performance measures used to link CAP for our NEOs to Company performance for 2025. We determined adjusted operating income to be the most important financial performance measure used to link the Company’s performance to CAP to our PEOs and Non-PEO NEOs in 2025. We may determine different financial performances to be the most important financial performance in future years.

Financial Performance Measures
Adjusted operating income
Adjusted diluted EPS

For a reconciliation of adjusted diluted EPS to diluted EPS, the most directly comparable GAAP financial measure, see Appendix A.

The graphs below show the relationship of CAP to our PEOs and Non-PEO NEOs to (i) the Company’s adjusted operating income (non-GAAP), (ii) cumulative TSR of both the Company and the peer group as described in Part II, Item 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026 and (iii) the Company’s net income.

CAP, as calculated in accordance with Item 402(v), reflects, among others, adjustments to the fair value of equity awards during the fiscal years presented. Factors impacting the fair value of equity awards include the price of the Company’s common stock at fiscal year end, as well as the projected and actual achievement of performance goals.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Board has determined that Messrs. Dinkins, Douglas, Pizula and Vidergauz and Mses. Demel, Hall and Jackson are independent directors under applicable Nasdaq Stock Market Rules and SEC regulations.

Each director and nominee for election as a director delivers to the Company annually a questionnaire that includes, among other things, information relating to any transactions the director or nominee, or their family members, may have with the Company, or in which the director or nominee, or such family member, has a direct or indirect material interest.

The Board, as well as its Audit Committee, reviews, approves and oversees all related-party transactions. The Audit Committee’s policies and procedures for related-party transactions are not in writing, but the proceedings are documented in the minutes of the Board and/or Audit Committee meetings. The Audit Committee will assess, among factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee is responsible for reviewing all related-party transactions on a continuing basis as well as potential conflict of interest situations where appropriate. No director will participate in any discussion or approval of a transaction for which he or she is a related party, except that this director will provide all material information concerning the transaction to the Audit Committee.

During 2025, we purchased promotional items from IFM Group, LLC (“IFM”). Rodney C. Sacks, through certain trusts, owns approximately 27% of the membership interests in IFM. Members of Mr. Schlosberg’s family own approximately 53% of the membership interests in IFM. Expenses incurred with such company in connection with promotional materials purchased during the fiscal year ended December 31, 2025 were $5.8 million. We continue to purchase promotional items from IFM in 2026.

In December 2018, the Company and Mark J. Hall, an employee and director of the Company, entered into a 50-50 partnership that purchased land, and real property thereon, in Kona, Hawaii for the purpose of producing coffee products (“Kona”). Subsequently, the Company has invested additional funds in Kona primarily related to fixed asset additions. During the year ended December 31, 2025, the Company recorded a loss of $3.4 million related to Kona. Mr. Hall’s contribution to Kona as of December 31, 2025 was $(1.6) million.

On October 6, 2023, the Company loaned the joint venture $3.9 million to make a one-time special distribution to the Company and Mr. Hall, with such amount reflecting the total initial capital contributions made by the parties. Each of the Company and Mr. Hall continue to hold 50% of the membership interests in Kona.

Carly Rothenberg, who joined the Company’s legal department in August 2016 from a top-tier international law firm, is Mr. Schlosberg’s daughter. The aggregate value of compensation paid to Ms. Rothenberg in 2025 was approximately $490,185, including equity awards, computed in accordance with ASC Topic 718. Ms. Rothenberg’s compensation, including equity awards, is comparable to other employees of the Company who hold analogous positions.

Craig Jackson, who joined the Company’s marketing department in July 2024, is Ms. Jackson’s son. The aggregate value of compensation paid to Mr. Jackson in 2025 was approximately $494,520, including equity awards, computed in accordance with ASC Topic 718. Mr. Jackson’s compensation, including equity awards, is comparable to other employees of the Company who hold analogous positions.

In 2025, the Company occasionally chartered a private aircraft that is indirectly owned by Mr. Sacks. On certain occasions, Mr. Sacks was accompanied by guests and other Company personnel when using such aircraft for business travel.  For all such use in 2025, the Company paid $0.06 million.

AUDIT COMMITTEE

For the fiscal year ended December 31, 2025, the Company’s Audit Committee was comprised of Mr. Douglas (from June 2025), Mr. Fayard (through June 2025), Mr. Pizula and Mr. Vidergauz. Mr. Pizula served as Chairman. The Board of Directors has determined that the current members of the Audit

Committee, Mr. Douglas, Mr. Pizula and Mr. Vidergauz, are “independent,” as defined in the Nasdaq Stock Market Rules and SEC regulations relating to audit committees, meaning that they have no relationship to the Company that may interfere with the exercise of independent judgment in carrying out their responsibilities of a director. The Board of Directors has adopted a written charter, as further amended and restated in February 2026, for the Audit Committee, a copy of which is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

Duties and Responsibilities

The Audit Committee consists of three or more independent directors (as independence is defined by Nasdaq Stock Market Rule 5605(a)(2) and SEC regulations). Our Board of Directors has determined that each of Mr. Douglas and Mr. Pizula qualify as (1) an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act, and (2) independent as defined by the Nasdaq Stock Market Rules and Section 10A(m)(3) of the Exchange Act. The Audit Committee appoints, determines funding for, oversees and evaluates the independent registered public accounting firm with respect to accounting, internal controls and other matters and makes other decisions with respect to audit and finance matters, including the review of our quarterly and annual filings on Form 10-Q and Form 10-K, respectively. The Audit Committee also pre-approves the retention of the independent registered public accounting firm and the independent registered public accounting firm’s fees for all audit and non-audit services provided by the independent registered public accounting firm and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. In addition, during 2025, the principal internal auditor and management documented, tested and evaluated the Company’s internal control over financial reporting system in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice during the process. In connection with this oversight, the Audit Committee received periodic updates provided by the principal internal auditor, management and Ernst & Young LLP, the Company’s independent registered public accounting firm at least quarterly at an Audit Committee meeting. All members of the Audit Committee have a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements, and all have account or related financial management expertise. The Audit Committee also reviews and discusses key aspects of the Company’s sustainability strategies with management, including the Company’s initiatives, policies, practices and reporting related to sustainability.

Pursuant to authority delegated by the Board of Directors and the Audit Committee’s written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

● the integrity of the Company’s financial statements;
● the Company’s systems of internal controls regarding finance, tax, hedging and derivative transactions, and accounting as established by management and the Board of Directors;
● the qualifications and independence of the independent registered public accounting firm;
● the performance of the Company’s independent registered public accounting firm;
● the Company’s auditing, accounting and financial reporting processes generally;
● the Company’s cybersecurity, technology, and information security programs, policies, and practices; and
● compliance with the Company’s ethical standards for senior financial officers and all personnel.

In fulfilling its duties, the Audit Committee maintains free and open communication with the Board, the independent registered public accounting firm, financial management and all employees.

Report of the Audit Committee

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, to review and discuss the Company’s audited financial statements for the fiscal year ended December 31, 2025. The Company believes that its choice to use Ernst & Young LLP to review, audit and discuss the Company’s financial statements for the fiscal year ended December 31, 2025 was in the best interests of the Company and its stockholders. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee also received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. The Audit Committee is actively engaged in a dialogue with Ernst & Young LLP with respect to any disclosed relationships or services that might affect Ernst & Young LLP’s objectivity and independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Audit Committee
Steven G. Pizula, Chairman
William W. Douglas III
Mark S. Vidergauz

Principal Accounting Firm Fees and Services

Fees of Independent Registered Public Accounting Firm for 2025 and 2024

Aggregate fees billed and unbilled to the Company for services provided for the fiscal years ended December 31, 2025 and 2024 by the Company’s independent registered public accounting firm, Ernst & Young LLP, and its respective affiliates:

	Year ended December 31,
	2025	2024
Audit Fees	$3,041,781	$2,494,121
Audit-related Fees[1]	-	-
Tax Fees[2]	181,941	94,662
All Other Fees[3]	-	-
Total Fees[4]	$3,223,722	$2,588,783

1 Audit-related fees consisted of fees for services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.”

2 Tax fees consisted of fees for tax consultation services, including advisory services for domestic and international tax advice.

3 All other fees consisted of fees incurred in connection with other transactions for the Company and subscription fees for use of accounting research tools.

4 For the years ended December 31, 2025 and 2024, all of the services performed by the Company’s independent registered public accounting firms were approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit, non-audit and tax services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In November 2024, the Audit Committee adopted a further updated policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. The policy provides for (i) general pre-approval of certain audit, non-audit and tax services which do not exceed a specified dollar threshold approved by the Audit Committee; (ii) specific pre-approval by the Chairman of the Audit Committee of certain audit, non-audit and tax services between the dollar threshold referenced in (i) above and a specified dollar threshold approved by the Audit Committee; and (iii) specific pre-approval by a quorum of the full Audit Committee of certain audit, non-audit and tax services above the threshold referenced in (ii) above. Any services not listed in the policy must be pre-approved individually by the full Audit Committee. The Audit Committee is provided updates, at least quarterly, regarding the services provided by the independent registered public accounting firm in accordance with the pre-approval policies. All services in the table above were approved by the Audit Committee.

COMPENSATION COMMITTEE

For the fiscal year ended December 31, 2025, the Company’s Compensation Committee was comprised of Ms. Demel (from June 2025), Mr. Fayard (through June 2025), Ms. Jackson and Mr. Vidergauz. Mr. Vidergauz served as Chairman. The Compensation Committee is responsible for reviewing, developing and recommending to the Board the appropriate management compensation policies, programs and levels, and reviewing the performances of the Chief Executive Officer, President and other senior executive officers periodically in relation to certain objectives. The Compensation Committee is ultimately responsible for determining, affirming or amending the level and nature of executive compensation of the Company. The Compensation Committee has access, at the Company’s expense, to independent, outside compensation consultants for both advice and competitive data for the purpose of making such determinations. For more information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis – Setting Executive Compensation for 2025” and “Director Compensation.” The Board of Directors has adopted a written charter as amended and restated from time to time, for the Compensation Committee, a copy of which is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

Ms. Demel (since June 2025), Mr. Fayard (through June 2025), Ms. Jackson and Mr. Vidergauz served on the Compensation Committee during the 2025 fiscal year.  No member of the Compensation Committee is now, or during 2025 was, an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries. During 2025, one member of the Compensation Committee, Ms. Jackson, had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. See “Certain Relationships and Related Transactions and Director Independence” for information regarding Ms. Jackson’s applicable relationship. In 2025, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

For the fiscal year ended December 31, 2025, the Company’s Nominating and Corporate Governance Committee was comprised of Ms. Hall (from June 2025), Mr. Fayard (through June 2025), Mr. Pizula and Mr. Vidergauz. Mr. Vidergauz served as Chairman. The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by establishing, and submitting to the Board for approval, criteria for the selection of new directors, identifying and approving individuals qualified to serve as members of the Board, selecting director nominees for our annual meetings of stockholders, evaluating the performance of the Board, reviewing and recommending to the Board any appropriate changes to the committees of the Board and developing and recommending to the Board corporate governance guidelines and oversight with respect to corporate governance. The Board of Directors has adopted a written charter, as amended and restated from to time to time, for the Nominating and Corporate Governance Committee, a copy of which is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

Process for Selection and Nomination of Directors

In connection with the process of selecting and nominating candidates for election to the Board, the Nominating and Corporate Governance Committee reviews the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. Among the qualifications to be considered in the selection of candidates, the Nominating and Corporate Governance Committee considers the experience, knowledge, skills, expertise, personal and professional integrity, character, business judgment, time available in light of other commitments and dedication of any particular candidate, as well as such candidate’s past or anticipated contributions to the Board and its committees so that the Board includes members, where appropriate, with a range of backgrounds, knowledge and skills relevant to the business of the Company. See “Deadlines for Receipt of Stockholder Proposals” for information regarding nominations of director candidates by stockholders for the 2027 annual meeting of stockholders.

Though the Nominating and Corporate Governance Committee does not solicit recommendations for director candidates, the Nominating and Corporate Governance Committee has a policy regarding the consideration of any director candidates recommended by stockholders. Suggestions for candidates to the Board may be made in writing and mailed to the Nominating and Corporate Governance Committee, c/o Office of the Secretary, Monster Beverage Corporation, 1 Monster Way, Corona, CA 92879. Nominations must be submitted in a manner consistent with the By-laws. We will furnish a copy of the By-laws to any person, without charge, upon written request directed to the Office of the Secretary at our principal executive offices. Each candidate suggestion made by a stockholder must include the following:

●	the candidate’s name, contact information, detailed biographical material, qualifications and an explanation of the reasons why the stockholder believes that this candidate is qualified for service on the Board;

●	all information relating to the candidate that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or as otherwise required, under the securities laws;

●	a written consent of the candidate to be named in a Company proxy statement as a nominee and to serve as a director, if elected; and

●	a description of any arrangements or undertakings between the stockholder and the candidate regarding the nomination.

Our Nominating and Corporate Governance Committee will evaluate all stockholder-recommended candidates on the same basis as any other candidate.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2026. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company asks our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation program for our named executive officers is designed to motivate our executive talent, to reward those individuals fairly over time for achieving performance goals, to retain those individuals who continue to perform at or above the levels that are deemed essential to ensure our long-term success and growth and to attract, as needed, individuals with the skills necessary for us to achieve our business plan. We believe our compensation policies are designed to reinforce a sense of ownership and overall entrepreneurial spirit and to link rewards to measurable corporate and qualitative individual performance. In addition, the Compensation Committee made several key enhancements in 2020 to our compensation program in response to feedback from stockholders, which enhancements were implemented in 2021, continued through 2025 and will continue to be implemented in future years. See “Compensation Discussion and Analysis” above.

We urge stockholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables and narrative that follow it. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

The Board requests that stockholders approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Monster Beverage Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s Annual Meeting of Stockholders.

While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board and the Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program. The Board has adopted a policy of providing for annual advisory votes from stockholders on the compensation of our named executive officers. The next such vote will occur at our 2027 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by calling the toll-free number or over the internet or, if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card.

COMMUNICATING WITH THE BOARD

Those interested in communicating directly with the Board, any of the committees of the Board, the Lead Independent Director and the non-employee directors as a group or individually should write to the address below:

Office of the Corporate Secretary

Monster Beverage Corporation

1 Monster Way

Corona, CA 92879

FORM 10-K AND OTHER DOCUMENTS AVAILABLE

A copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2025, as filed with the SEC, is available over the internet at the SEC’s website, www.sec.gov, or on our website at www.monsterbevcorp.com. The Annual Report on Form 10-K, as amended, is also available without charge to any stockholder upon request to:

Monster Beverage Corporation

1 Monster Way

Corona, CA 92879

(951) 739-6200 * (800) 426-7367

Additionally, charters for certain of the committees of the Board of Directors and the Lead Independent Director, as well as the Company’s Code of Business Conduct and Ethics, are available on our website.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the captions “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

Appendix A – Reconciliation of GAAP and Non-GAAP Information

The Company provides certain non-GAAP financial measures in this proxy statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States.

Our non-GAAP financial measure of adjusted operating income excludes the below-listed adjustments, as they do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance. The GAAP measure most directly comparable to adjusted operating income is operating income. Adjusted operating income may have limitations as an analytical tool. This measure should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies may calculate this non-GAAP financial measure differently than the Company does, limiting the usefulness of such measure for comparative purposes.

Annual Incentive Program Reconciliation of Operating Income to Adjusted Operating Income

(In Thousands)	For the Year Ended December 31, 2025
Operating Income	$2,419,354

Adjustments to Operating Income:
Depreciation and amortization[1]	30,560
Impairment charges[2]	50,439
Significant settlements[3]	19,849
Foreign exchange rate deviations from budget[4]	2,013
Total adjustments to Operating Income	102,861

Adjusted Operating Income	$2,522,215

[1]	Represents depreciation and amortization related to general administrative activities.
[2]	Represents impairment charges on intangible assets and property and equipment.
[3]	Represents impact of legal claims.
[4]	Represents impact of foreign currency exchange rate deviations from budget on net sales, cost of sales and operating expenses.

A-1

Our non-GAAP financial measure of Adjusted Diluted EPS excludes the below-listed adjustments, as they do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance. The GAAP measure most directly comparable to Adjusted Diluted EPS is Diluted EPS. Adjusted Diluted EPS may have limitations as an analytical tool. This measure should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies may calculate this non-GAAP financial measure differently than the Company does, limiting the usefulness of such measure for comparative purposes.

Long Term Incentive Program Reconciliation of Diluted EPS to Adjusted Diluted EPS

For the Year Ended December 31, 2025
Diluted EPS	$1.936

Adjustments to Diluted EPS:
Depreciation and amortization[1]	0.024
Impairment charges[2]	0.039
Significant settlements[3]	0.015
Foreign exchange rate deviations from budget[4]	0.002
Foreign currency loss[5]	0.009
Tax on undistributed foreign earnings[6]	0.007
Total adjustments to diluted EPS	0.096

Adjusted Diluted EPS - Fiscal Year 2025	$2.032

Adjusted Diluted EPS - Fiscal Year 2024	$1.660
Adjusted Diluted EPS - Fiscal Year 2023	$1.631
Three-Year Cumulative Adjusted Diluted EPS - 2023 through 2025	$5.323

[1]	Represents depreciation and amortization related to general administrative activities.
[2]	Represents impairment charges on intangible assets and property and equipment.
[3]	Represents impact of legal claims.
[4]	Represents impact of foreign currency exchange rate deviations from budget on net sales, cost of sales and operating expenses.
[5]	Represents foreign currency losses recognized.
[6]	Represents impact on provision for income taxes of undistributed earnings of foreign subsidiaries.

A-2

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V87296-P47785 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! MONSTER BEVERAGE CORPORATION 1 MONSTER WAY CORONA, CA 92879 1a. Ana Demel 1b. James L. Dinkins 1c. William W. Douglas III 1d. Mark J. Hall 1e. Tiffany M. Hall 1f. Jeanne P. Jackson 1g. Steven G. Pizula 1h. Rodney C. Sacks 1i. Hilton H. Schlosberg 1j. Mark S. Vidergauz 2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026. 3. Proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The shares represented in this proxy card will be voted as directed above. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. 1. Proposal to elect ten Directors: Nominees: MONSTER BEVERAGE CORPORATION THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MNST2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V87297-P47785 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and 10-K Wrap are available at www.proxyvote.com. PROXY FOR MONSTER BEVERAGE CORPORATION THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Monster Beverage Corporation (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 27, 2026, and hereby appoints Hilton H. Schlosberg and Paul J. Dechary, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 14, 2026 at 8:30 a.m. PT, virtually at www.virtualshareholdermeeting.com/MNST2026, and at any postponement or adjournment thereof, and to vote all the stock of the Company that the undersigned would be entitled to vote as designated on the reverse hereof, on the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. In their discretion, such proxies are each authorized to vote upon such other business as may properly come before such Annual Meeting of Stockholders or any adjournment or postponement thereof. (Continued and to be signed on the reverse side)